UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Avis Budget Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2026
Dear Fellow Shareholder:
It is our pleasure to invite you to attend the Annual Meeting of Shareholders of Avis Budget Group, Inc., which will be held virtually on May 20, 2026, at 11:00 a.m. Eastern Time.
This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning our Company of which you should be aware when you vote your shares. Your vote is very important, regardless of the number of shares you own. Whether or not you attend the virtual Annual Meeting, we would like for your shares to be represented and we encourage you to vote promptly.
On behalf of the Board of Directors and the employees of Avis Budget Group, Inc., we would like to thank you for being a shareholder and express our appreciation for your ongoing support of our Company.
Sincerely,

Brian J. Choi
Chief Executive Officer

Jagdeep Pahwa
Executive Chairman of the Board

Notice of 2026 Annual Meeting of Shareholders
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting”) of Avis Budget Group, Inc. (the “Company”) will be held online on May 20, 2026, at 11:00 a.m. Eastern Time, to consider and vote upon the following matters:
1.
The election as directors of the six nominees named in the accompanying proxy statement for a one-year term expiring in 2027 and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

2.	The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2026.
3.	Advisory approval of the compensation of our named executive officers.
4.	Consideration of a shareholder proposal regarding governance by majority voting and meeting adjournment.
5.	Such other business as may properly come before the Meeting or any adjournment or postponement thereof.
The Meeting will be held virtually. You will not be able to attend the Meeting physically in person. We have designed the format of the Meeting to provide shareholders the same ability to participate that they would have at an in-person meeting. Shareholders will be able to listen to the webcast live, submit questions and vote during the online Meeting. You can attend the Meeting by accessing www.virtualshareholdermeeting.com/CAR2026 and entering the 16-digit control number found on the proxy card or notice. No password is required. In the event of a technical malfunction or situation that makes it advisable to adjourn the Meeting, the chair will convene the meeting at 11:00 a.m. Eastern Time on May 20, 2026 at the Company’s principal business address solely for the purpose of adjourning the meeting to reconvene at a date, time and location announced by the meeting chair. If this happens, more information will be provided at www.avisbudgetgroup.com.
The Board of Directors has fixed the close of business on March 25, 2026 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Meeting will be available for examination by any shareholder, for any purpose germane to the Meeting, for at least ten days prior to the Meeting during ordinary business hours at the Company’s principal executive offices, by e-mailing chairman@avisbudget.com.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 20, 2026
The Company’s Proxy Statement on Schedule 14A,
form of proxy card and 2025 Annual Report
are available at
www.proxyvote.com

By Order of the Board of Directors

Jean M. Sera
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary
Dated: April 2, 2026

Proxy Statement

2026 Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement, including under “Executive Compensation.” This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting.
Annual Meeting of Shareholders

•	Date and Time	May 20, 2026 at 11:00 a.m. Eastern Time
•	Record Date	March 25, 2026
•	Format	Virtual
These materials were first sent or made available to shareholders on April 2, 2026. The Company’s principal executive offices are located at 379 Interpace Parkway, Parsippany, NJ 07054.
Voting Matters and Voting Recommendations
This proxy statement describes four proposals for your vote.

Voting Matters	Proposal No.	Our Board’s Voting Recommendation
Proposal 1 – Election of Directors (page 7)	1	FOR ALL NOMINEES
Proposal 2 – Ratification of Appointment of Auditors (page 47)	2	FOR
Proposal 3 – Advisory Approval of the Compensation of our Named Executive Officers (page 49)	3	FOR
Proposal 4 – Shareholder Proposal Regarding Governance by Majority Voting and Meeting Adjournment (page 50)	4	AGAINST
Corporate Governance Highlights
•	2 of 6 (33%) of our directors are diverse by gender
•	4 of 6 (67%) of our directors are diverse by ethnicity or race
•	All members of our Compensation, Corporate Governance and Audit Committees are independent
•	Annual election of all directors
•	Majority voting (of votes cast) with a director resignation policy for directors in uncontested elections
•	Robust executive and director stock ownership guidelines
•	Each director nominee who served on the Board in 2025 attended at least 75% of Board and Committee meetings held in 2025
•	Policy requiring annual performance evaluation of the Board and its committees
Company Performance and Executive Compensation
We saw sustained demand for vehicle rentals in 2025, which resulted in revenue of approximately $11.7 billion. For 2025, net loss was $995 million and Adjusted EBITDA (as defined and reconciled in the “Compensation Discussion & Analysis” section below (the “CD&A”)) was $748 million. During the fourth quarter of 2025, we reviewed our fleet strategy specific to certain United States electric vehicle (“EV”) rental car vehicles and as a result, we shortened the useful life associated with such vehicles. Our net loss reflects $518 million in long-lived asset impairment and other related charges, which was recorded to reduce the carrying value of certain United States EV rental car vehicles to their fair value in connection with this change. Our closing stock price at the end of 2025 was $128.32 resulting in total shareholder return (“TSR”) of 59% for the year and five-year TSR of 271%.

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As described further in the CD&A, compensation paid to our named executive officers (“NEOs”) for 2025 generally was higher compared to 2024, primarily due to payouts under the annual cash incentive program, at below-target amounts, aligned with the Company’s financial performance, together with the grant of additional performance-based equity awards for 2025.
About the Annual Meeting
Why am I receiving proxy materials?
The Board of Directors (the “Board”) of Avis Budget Group, Inc. (the “Company” or “Avis Budget”) is soliciting your vote at the 2026 Annual Meeting of Shareholders, and any adjournment or postponement thereof (the “Meeting”), to be held virtually on May 20, 2026 at 11:00 a.m. Eastern Time, for the purposes set forth in this Proxy Statement.
On or about April 2, 2026, the Company will first mail to certain shareholders of record the Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement online, or in the alternative, request a paper copy of the proxy materials and a proxy card, and also will first mail to certain other shareholders this Proxy Statement and the accompanying proxy card.
When and where will the Meeting be held?
The Meeting is scheduled to be held in a virtual-only format at 11:00 a.m. Eastern Time, on May 20, 2026.
How can I attend the Meeting?
Shareholders at the close of business on March 25, 2026 (the “Record Date”) are entitled to virtually attend the Meeting.
Registered Shareholders: If you were a holder of record of the Company’s Common Stock as of the Record Date (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare), you can attend the Meeting by accessing www.virtualshareholdermeeting.com/CAR2026 and entering the 16-digit control number found on the proxy card or notice. No password is required. You may also vote your shares during the Meeting by following the online instructions.
Beneficial Owners: If you are a beneficial shareholder, please follow the instruction form provided by your bank or broker or other nominee in order to participate in the Meeting. Please contact your bank or broker if you have questions about how to obtain your control number.
Those without a control number may attend the Meeting as a guest but will not have the option to vote or ask questions at the Meeting. We encourage you to access the Meeting prior to the start time and allow sufficient time to log into the Meeting.
What items will I be voting on and what are the Board’s voting recommendations?

Proposal	Board’s Voting Recommendation
Proposal 1 – Election of Directors (page 7)	FOR ALL NOMINEES
Proposal 2 – Ratification of Appointment of Auditors (page 47)	FOR
Proposal 3 – Advisory Approval of the Compensation of our Named Executive Officers (page 49)	FOR
Proposal 4 – Shareholder Proposal Regarding Governance by Majority Voting and Meeting Adjournment (page 50)	AGAINST
Could other matters be decided at the Meeting?
The Board is not aware of any other matters to be brought before the Meeting. However, if any other matters properly come before the Meeting, the individuals named as proxies, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

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How many votes do I have?
You will have one vote for every share of Common Stock you owned as of the close of business on the Record Date.
How many votes can be cast by all shareholders?
35,324,685 votes, consisting of one vote for each share of Common Stock outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.
How many votes must be present to hold the Meeting?
One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or 11,774,895 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Abstentions and broker non-votes, if any, will be counted for the purpose of determining whether a quorum is present.
How many votes are required to elect directors and adopt the other proposals?

Proposal	Vote Requirement	Impact of Abstentions	Impact of Broker Non-Votes
Proposal 1 – Election of Directors
•
Uncontested Election (applies to the Meeting): Directors are elected by a majority of votes cast (number of votes cast “for” each nominee must exceed the number of votes cast “against” that nominee)
•
Contested Election (does not apply to the Meeting): Directors are elected by a plurality of shares present, in person or by proxy, and entitled to vote on the election of directors
		Will have no effect on the outcome	Will have no effect on the outcome
Proposal 2 – Ratification of Appointment of Auditors	Majority of shares present, in person or by proxy, and entitled to vote on the subject matter	Counted and will have the same effect as a vote against such proposal	Not applicable. Brokers are permitted to vote your shares on this proposal in their discretion
Proposal 3 – Advisory Approval of the Compensation of our Named Executive Officers	Majority of shares present, in person or by proxy, and entitled to vote on the subject matter	Counted and will have the same effect as a vote against such proposal	Will have no effect on the outcome
Proposal 4 – Shareholder Proposal Regarding Governance by Majority Voting and Meeting Adjournment	Majority of shares present, in person or by proxy, and entitled to vote on the subject matter	Counted and will have the same effect as a vote against such proposal	Will have no effect on the outcome
Under the Company’s Amended and Restated By-laws (the “By-laws”), each incumbent director is required to submit a contingent, irrevocable resignation that the Board of Directors may accept if the director fails to receive the required vote for election or re-election in an uncontested election. The Corporate Governance Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. The Board is required to act on the resignation within 90 days of the date of certification of election results.

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If for some reason any director nominee is unable to serve, or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the proxy card, your shares will be voted in favor of the remaining nominees. If any substitute nominees are designated prior to the Meeting, the Company will file materials, that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominee as required by the rules of the Securities and Exchange Commission (the “SEC”). Alternatively, the Board may decide, under certain circumstances, to reduce the size of the Board.
Pursuant to the By-laws, written notice by shareholders of qualifying nominations for election to the Board must have been received by our Secretary by February 13, 2026.
What is a broker non-vote?
A broker non-vote occurs when a broker does not have discretion to vote on a particular proposal and the broker has not received instructions from the beneficial owner of the shares of Common Stock as to how to vote on such proposal. If you hold your shares of Common Stock in “street name” and do not provide voting instructions to your broker within the required time frame before the Meeting, your shares of Common Stock will not be voted by the broker for Proposal Nos. 1 (Election of Directors), 3 (Advisory Approval of Named Executive Officer Compensation) or 4 (Shareholder Proposal Regarding Governance by Majority Voting and Meeting Adjournment), but the broker will have the discretion to vote your shares of Common Stock on Proposal No. 2 (Ratification of Appointment of Auditors). See the table above for the expected impact of broker non-votes on the proposals in this Proxy Statement.
Why did certain shareholders receive in the mail a one-page Notice regarding Internet availability of this Proxy Statement rather than a printed copy?
We are sending to virtually all of our shareholders a Notice (the “Notice” or “Notice of Internet Availability”) containing instructions on how to access this Proxy Statement online, as permitted by SEC rules. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of this Proxy Statement in the mail. Instructions on how to access this Proxy Statement over the Internet or how to obtain printed copies, if you prefer, are set forth in such Notice.
How do I vote?
You should submit your proxy card or voting instruction form as soon as possible. If you received or requested printed copies of the proxy materials by mail, the materials will include a proxy card for registered shareholders (that is, if you hold your shares of Common Stock directly in your name through our transfer agent), or a voting instruction form for beneficial owners (if your shares of Common Stock are held in “street name,” such as in a stock brokerage account or through a bank or other nominee). Whether you are a registered shareholder or hold any of your shares in “street name,” you may vote in the following ways:

By Phone	By Mail
If you received or requested printed copies of the proxy materials by mail, vote by dialing the number on the proxy card/voting instruction form and following the easy voice prompts
If you received or requested printed copies of the proxy materials by mail, vote by marking, signing and dating the proxy card/voting instruction form and returning it promptly in the envelope provided

By Internet Before the Meeting	By Internet During the Meeting
Follow the instructions included on the proxy card/voting instruction form or Notice of Internet Availability	Vote during the virtual Meeting while the polls remain open by following the online instructions
The deadline for voting by telephone or by Internet will vary depending upon how you vote your shares—please follow the instructions shown on your proxy card/voting instruction form or Notice of Internet Availability. If you are not the shareholder of record, please refer to the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares. Your vote is important.
Certain of our shareholders hold their shares in more than one account and may receive separate proxy cards/voting instruction forms or Notices of Internet Availability for each of those accounts. To ensure that all of your shares are represented at the Meeting, we recommend that you follow the instructions included on each proxy card/voting instruction form or Notice of Internet Availability you receive.

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Can I change my vote?
Yes. If you are a registered shareholder, you may revoke your proxy at any time prior to the voting at the Meeting if, in accordance with the voting procedures described above, you:
•	vote again (including by phone or Internet by the applicable deadline); or
•	complete, sign, date and return a new proxy card or voting instruction form with a later date; or
•	give timely written notice of such revocation to our Corporate Secretary at 379 Interpace Parkway, Parsippany, N.J. 07054; or
•	vote during the virtual Meeting while the polls remain open.
If your shares are held in “street name” (i.e., the shares are held of record by a broker, bank or other nominee) and you wish to revoke a proxy, you should contact your bank, broker or nominee and follow its procedures for changing your voting instructions.
Only the latest validly executed proxy that you submit will be counted.
What if I do not vote with respect to some of the proposals?
Shares of Common Stock represented by proxies received by the Company (whether through the return of a proxy card or voting instruction form) that do not contain voting instructions (or if you vote by telephone or electronically via the Internet without indicating how you want to vote) will be voted in accordance with the recommendations of the Board, including:
•	“FOR ALL” of the nominees recommended by the Board (Proposal No. 1);
•	“FOR” the ratification of the appointment of auditors (Proposal No. 2);
•	“FOR” the proposal regarding advisory approval of the compensation of our named executive officers (Proposal No. 3); and
•	“AGAINST” the shareholder proposal regarding governance by majority voting and meeting adjournment (Proposal No. 4).
How do participants in savings plans vote?
If you hold shares of Common Stock in the “Avis Budget Group, Inc. Employee Savings Plan” or the “AB Car Rental Services Retirement Savings Plan for Bargaining Hourly Employees” (collectively, the “Savings Plans”), you will receive a proxy card that covers shares of Common Stock held for you in the Savings Plans. In accordance with the provisions of the Savings Plans, the respective trustees will vote your shares of Common Stock as you have directed. To the extent such instructions are not received prior to 11:59 pm Eastern Time on May 17, 2026 (the day prior to the cut-off date of May 18, 2026), the trustees of the Savings Plans will vote the shares of Common Stock with respect to which they have not received instructions proportionately in accordance with the shares of Common Stock for which they have received instructions. Instructions given with respect to shares of Common Stock in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after 11:59 pm Eastern Time on May 17, 2026. Participants in the Savings Plans are not entitled to vote in person at the Meeting.
How can I find the voting results of the Meeting?
Voting results will be tallied by the inspector of election. The Company will report the results in a Current Report on Form 8-K, to be filed with the SEC within four business days following the Meeting.
How can I access the Company’s proxy materials and annual report electronically?
This Proxy Statement and the 2025 Annual Report may be viewed online at www.proxyvote.com. If you are a shareholder of record, you can elect to receive future annual reports and proxy statements electronically by enrolling at www.proxyvote.com. If you choose this option, you will receive a proxy form prior to our shareholder meeting in 2027 listing the website locations

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where proxy materials will be posted, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.
How does a shareholder nominate someone to be a director?
Director nominations may be made by a shareholder so long as the qualifying shareholder follows the procedures outlined in the By-laws. Pursuant to the By-laws, for a nomination to be made by a shareholder, such shareholder must have given the proper notice within the specific time limits set forth in the relevant provision therein. For the 2027 annual meeting, the Company must receive this notice on or before February 19, 2027. Such notice and nomination should be submitted in writing to the Corporate Secretary of the Company and should include the information required for shareholder nominations set forth in the By-laws and any additional information required by applicable law. For more information, see “Shareholder Proposals for 2027 Annual Meeting” on page 52.
Additionally, a copy of the full text of the provision of the By-laws describing the procedure for shareholder nominations may be accessed in the “Investors—Governance” section of the Company’s website at www.avisbudgetgroup.com. Nothing contained in any section of the Company’s website is incorporated by reference into this Proxy Statement.

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Proposals to Be Voted on at Meeting
Proposal No. 1
Election of Directors
The Board of Directors (the “Board”) has nominated Jagdeep Pahwa, Anu Hariharan, Bernardo Hees, Lynn Krominga, Glenn Lurie and Karthik Sarma to be elected at the 2026 Annual Meeting of Shareholders (the “Meeting”) to serve as directors for a one-year term ending at the 2027 annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. The nominations of Mr. Pahwa and Mr. Sarma were initially in accordance with the terms of the Fourth Amended and Restated Cooperation Agreement (as amended through the date hereof, the “Cooperation Agreement”), dated as of December 23, 2022, between the Company and SRS and certain of its affiliates.
Biographical Information for Nominees
The following material contains information concerning the Board’s nominees, including their period of service as a director, their recent employment, other directorships, including those held during the past five years with a public company or registered investment company, and age as of the Meeting.
JAGDEEP PAHWA
Executive Chairman of the Board
Mr. Pahwa, age 52, has been a director since April 2018 and Chairman since May 2024. After serving as Vice Chairman since February 2020, Mr. Pahwa was appointed as Executive Chairman, effective March 1, 2025. Mr. Pahwa has been the President of SRS Investment Management, LLC since 2017 and has led SRS’s private equity business since 2006. Previously, Mr. Pahwa worked at McKinsey & Company in the U.S. and India, where he led client engagements in the telecom, technology and real estate sectors. Prior thereto, Mr. Pahwa worked in the Mergers & Acquisitions group of Lehman Brothers in New York. Mr. Pahwa received a Bachelor of Technology from the Indian Institute of Technology, Delhi, and an M.S. from Princeton University and an M.B.A. from Harvard Business School.

Specific Qualifications, Attributes, Skills and Experience:
•	Financial and investment expertise
•	Advisory experience in business strategy and growth
•	Broad international experience and understanding of the technology sector
•	Diverse personal background
•	Public company board experience
ANU HARIHARAN
Board Committees: Audit
Ms. Hariharan, age 45, has been a director since January 2022. Ms. Hariharan is Founder and Managing Partner of Avra, a venture fund focused on empowering growth stage founders with the right foundation to scale their company. From 2016 until March 2023, Ms. Hariharan was Managing Director at Y Combinator’s Continuity Fund focused on growth stage investments, where she led investments in Brex, Gusto and Faire, among many others. Prior to joining Y Combinator, Ms. Hariharan was a Partner with the investment team at Andreessen Horowitz, from 2014 to 2016. Previously, Ms. Hariharan was a Principal with The Boston Consulting Group, from 2010 to 2014, and, prior to that, a senior software engineer with Qualcomm. Ms. Hariharan holds a B.E. from the National Institute of Technology Karnataka, an M.S. from Virginia Tech and an M.B.A. from The Wharton School at the University of Pennsylvania.

Specific Qualifications, Attributes, Skills and Experience:
•	Advisory experience in business strategy and growth
•	Investment and technology experience

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•	Cybersecurity experience
•	Diverse personal background
BERNARDO HEES
Member of the Board
Mr. Hees, age 56, has been a director since February 2020 and previously served as Executive Chairman from July 2020 to May 2024. Since March 2024, Mr. Hees has served as an Operating Partner of The Cranemere Group, a diversified holding company. Previously, Mr. Hees served as Chief Executive Officer of The Kraft Heinz Company from 2015 to June 2019. He served as Chief Executive Officer of H.J. Heinz Holding Corporation from 2013 until its merger with Kraft Foods Group in 2015. From 2010 to 2013, Mr. Hees served as Chief Executive Officer of Burger King Worldwide Holdings, Inc., a global fast food restaurant chain, and Burger King Worldwide, Inc. from 2012 to 2013. From 2005 to 2010, he was Chief Executive Officer of América Latina Logística, a Brazilian logistics company. Mr. Hees was also a partner at 3G Capital, a global investment firm, from 2010 to 2019. Also, Mr. Hees is a director of Krispy Kreme, Inc. and was a director of Bunge Limited; both companies file reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Specific Qualifications, Attributes, Skills and Experience:
•	Chief Executive Officer experience
•	Public company board experience
•	International experience
•	Diverse personal background
LYNN KROMINGA
Lead Independent Director
Board Committees: Audit, Compensation, Corporate Governance (Chair)
Ms. Krominga, age 75, has been a director since October 2006 and Lead Independent Director since February 2024. Ms. Krominga is an attorney, management consultant and former senior executive of global businesses. Ms. Krominga has served on the boards of directors of public, private and not-for-profit companies, as well as advisory boards of start-up and early stage technology and personal care businesses in the U.S. and abroad. Since 1999, she has been a consultant to private equity, venture capital, hedge funds and angel investors, in which capacity she served in a number of operating and board roles, including Chief Executive Officer of Fashion Wire Daily, Inc.; director and audit committee member of AHAVA Dead Sea Laboratories, Ltd. (a global cosmeceuticals business); advisor to London-based Apax Partners for acquisitions in Israel and the United States; director of StructuredWeb, Inc; board of advisors of Makeover Studios, Inc.; General Manager-North America of Electric Fuel, Inc. (an early stage fuel cell-based technology business); and Internet Consultant for private websites in the U.S. and Europe. From 2007 until January 2013, Ms. Krominga served as a director of publicly traded Sunrise Senior Living, Inc., one of the world’s largest assisted living companies, with operations in the U.S., Canada, the U.K. and Germany. From March through November 2008, she served as Chairman of the Board of Sunrise Senior Living and as Lead Director thereafter until January 2013 (when the company was sold). She also served as Chairman of the Compensation Committee (2008-2011), and as a member of the Audit, Compensation and Governance Committees from 2007-2013. Ms. Krominga is the former President of the Revlon and Coleman Worldwide Licensing Divisions, and previously served as General Counsel and International Counsel for Revlon’s global operations. Prior to joining Revlon, she was Senior Counsel at American Express Company and an associate at Cleary, Gottlieb, Steen & Hamilton.
Specific Qualifications, Attributes, Skills and Experience:
•	Significant legal, governance, licensing, technology and regulatory expertise
•	International experience
•	Executive management experience and financial expertise
•	Diverse personal background

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•	Public company board experience
GLENN LURIE
Board Committees: Audit (Chair), Compensation
Mr. Lurie, age 60, has been a director since May 2018. Since August 2021, Mr. Lurie has served as General Partner at Stormbreaker Ventures, an early-stage fund focused on capital-efficient startups. Mr. Lurie was the President and Chief Executive Officer of Synchronoss Technologies, Inc. from 2017 to 2020. Prior to joining Synchronoss, Mr. Lurie was employed by AT&T for 27+ years and was President and Chief Executive Officer of AT&T Mobility and Consumer Operations when he retired in September of 2017. Mr. Lurie helped usher in the smartphone era by leading negotiations for AT&T with Apple for the first iPhone and then for the first iPad. He built three groundbreaking businesses at AT&T: IoT (Internet of Things) business – bringing wireless connectivity to tablets, cars, connected cities and consumer electronics; Digital Life – AT&T’s home automation and security business; and the launch of Aio Wireless – now Cricket Wireless, the company’s industry-leading prepaid flanker brand. At AT&T, Mr. Lurie served in a variety of leadership roles, including as President and Chief Executive Officer of Mobility and Consumer Operations from 2016 to 2017, President and Chief Executive Officer of AT&T Mobility from 2014 to 2016, President of Emerging Enterprises and Partnerships Organization from 2011 to 2014 and President of Emerging Devices Organization (now IoT Organization) from 2008 to 2011. Mr. Lurie previously served as a director of Synchronoss, which files reports pursuant to the Exchange Act. Mr. Lurie also serves as a director of Teal Communications, a global eSIM and IoT connectivity platform provider; Blue Link Wireless, an AT&T Authorized Dealer and service provider; and Pivotal Commware, Inc., which develops 5G network platforms, services and applications.
Specific Qualifications, Attributes, Skills and Experience:
•	Chief Executive Officer experience
•	Technology, operations, strategy, and business development experience
•	Cybersecurity experience
•	Public company board experience
KARTHIK SARMA
Board Committees: Compensation (Chair), Corporate Governance
Mr. Sarma, age 51, has been a director since May 2020. Mr. Sarma is the Managing Partner at SRS, which he founded in 2006. Prior to founding SRS, Mr. Sarma was a Managing Director at Tiger Global Management, LLC, which he joined within a few months of its launch in 2001. Prior to joining Tiger Global, Mr. Sarma worked as a consultant at McKinsey & Company in its New York office. Mr. Sarma received a Bachelor of Technology from the Indian Institute of Technology, Chennai and an M.S. from Princeton University.
Specific Qualifications, Attributes, Skills and Experience:
•	Experience in the technology sector
•	Financial and investment expertise
•	Experience providing strategic and operational advice
•	Diverse personal background
Director Nomination Process
For additional information regarding the director nomination process, please see the section titled “Director Nomination Procedures” on page 15 of this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES.

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Corporate Governance
Functions and Meetings of the Board of Directors
The Company’s corporate governance guidelines, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investors—Governance” section of the Company’s website at www.avisbudgetgroup.com.
Director Independence
To determine director independence, our Board of Directors reviews, among other things, commercial and charitable relationships of each director to evaluate such director’s independence in accordance with the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”). In conducting its review, the Board of Directors considers a number of factors, including the director’s and his or her family members’ relationships with the Company and its subsidiaries, affiliates, executive officers and auditors and his or her relationships with foundations, universities and other non-profit organizations to which the Company has made a certain level of contributions during the past three years.
Independent Nominees
After evaluating the factors described above, the Board of Directors has affirmatively determined that each of the following director nominees is independent in accordance with Nasdaq rules.

Lynn Krominga	Karthik Sarma
Glenn Lurie	Anu Hariharan
The Board has determined that Mr. Hees is not independent because he previously served as Executive Chairman of the Board until May 2024 and that Mr. Pahwa is not independent because of his current status as Executive Chairman of the Board and because his brother-in-law is a partner at Deloitte Haskins & Sells LLP, which is affiliated with Deloitte & Touche, LLP, our independent auditor. All of the directors currently serving on our Corporate Governance Committee, Compensation Committee, and Audit Committee are independent based upon Nasdaq corporate governance listing standards and applicable rules of the SEC.
Board Leadership Structure
Our current Board leadership structure consists of:
•	Executive Chairman of the Board: Jagdeep Pahwa;
•	Lead Independent Director: Lynn Krominga; and
•	Fully independent Compensation, Corporate Governance and Audit Committees.
The Board of Directors is responsible for establishing and maintaining the most effective leadership structure for the Company. The Board regularly reviews its leadership structure to determine the most appropriate arrangement. The Board, which is comprised of individuals who have extensive experience with board processes, has determined that the current leadership structure, as described above, best serves the Company and its shareholders at this time.
The roles of Chief Executive Officer and Chairman were separated in 2015. Mr. Pahwa was named Chairman of the Board in May 2024 and Executive Chairman in March 2025. Our Chairman is typically responsible for (i) in consultation with the Chief Executive Officer and other directors, collaboratively establishing the annual Board calendar, setting agendas for meetings of the Board and providing input as requested on the meeting agendas for the Board’s committees, (ii) leading the discussion at our Board meetings, (iii) chairing the annual meetings of our shareholders, (iv) being available in appropriate circumstances to speak on behalf of the Board and to consult and communicate directly with shareholders, (v) providing guidance and oversight to our management as appropriate, (vi) serving as the Board’s liaison to management, (vii) with management, exercising oversight of the Company’s strategic planning initiatives, M&A opportunities and capital structure allocation policies, and (viii) performing such other duties as may be delegated by the Board from time to time.
Under the Company’s By-laws, the Board may elect one or more Vice Chairmen to preside at Board and shareholder meetings, in the absence of the Chairman of the Board, and to perform such other duties as may be delegated by the Board.

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To maintain flexibility in carrying out its responsibility with respect to leadership structure, the Board does not currently have a requirement that the roles of Chief Executive Officer and Chairman of the Board be separated, or if separated, that the Chairman be independent. If the Chairman of the Board is not an independent director, the Board may, but is not required to, designate a Lead Independent Director. The Board believes it is in the best interest of our Company to make these determinations based on the position and direction of our Company and the constitution of the Board and management team from time to time, and accordingly the Board regularly evaluates the appropriateness of this structure to the Company and its strategy.
In February 2024, the independent members of the Board appointed Ms. Krominga to serve as Lead Independent Director. The Lead Independent Director’s authority includes:
•	Serving as liaison between the Chairman and the independent directors;
•	Approving the type of information sent to the Board, and consulting with directors as to their information needs;
•	Approving meeting agendas and schedules for the Board to assure sufficient time for discussion of all agenda items;
•	Having the authority to call meetings of the independent directors, as needed in the Lead Independent Director’s discretion; and
•	If requested by major shareholders, being available for consultation and direct engagement as appropriate.
Such delegation of well-defined responsibilities to a Lead Independent Director helps ensure that an appropriate independent leadership structure is in place. The Board believes the current structure separating the roles of Chief Executive Officer and Chairman, and having a Lead Independent Director, is currently the most appropriate way for the Company to effectively allocate authority, responsibility, and oversight between management and the independent members of the Board.

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Risk Management and Risk Assessment
The Board and its committees are actively involved in overseeing our risk management. The full Board routinely assesses our major risks and mitigation measures, in order to promote our shareholders’ and other stakeholders’ interests in our business continuity, long-term resilience, financial strength, and overall success. We believe that our Board composition provides us with robust and well-rounded experience to assist in effective oversight of management. In addition, the Board delegates to its committees responsibility for overseeing certain types of risk, as reflected in the chart below, and the committees in turn report regularly to the Board on activities in their respective areas of oversight.

Our senior management team has developed a comprehensive strategic planning and enterprise risk management process for identifying, assessing, and managing risk, which considers factors including severity, immediacy, likelihood and potential impact on us and our strategy. The risk management framework is reviewed at least annually, and management assesses against this framework throughout the year. As part of this process, management periodically leverages the expertise of external advisors to identify trends and emerging risks. Management reviews areas of significant risk and proposed mitigation activities, as well as key themes in existing and emerging risks, and alignment with the company’s disclosure controls and procedures, with the Board’s committees at regular intervals.

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Executive Compensation Risk
Management annually reviews the Company’s compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviews the Company’s incentive compensation programs applicable to all employees with the Compensation Committee and the compensation consultant engaged by the Compensation Committee to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, mitigating features of the Company’s incentive compensation programs are considered, including: (1) the Company’s recoupment policies; (2) that virtually all of the Company’s annual incentive programs allow for “downward discretion,” which permits the Company to reduce incentive compensation payouts; and (3) that executive officers are subject to share ownership and retention guidelines. As a result of this process, the Company has determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Communicating with the Board of Directors
Shareholders and other interested parties may send communications directly to the Board of Directors by writing to the Board of Directors, c/o the Corporate Secretary, Avis Budget Group, Inc., 379 Interpace Parkway, Parsippany, N.J. 07054. In addition, all parties interested in communicating directly with the Chairman of the Board or with any other independent director may do so by writing to Avis Budget Group, Inc. at the same address, Attention: Chairman of the Board, c/o the Corporate Secretary, via e-mail at chairman@avisbudget.com, or by using the form available in the “Investors—Governance—Contact the Board” section of the Company’s website at www.avisbudgetgroup.com. The Chairman is responsible for reviewing and distributing all interested parties’ communications received to the intended recipients and/or to the full Board of Directors, as appropriate.
Codes of Conduct
The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Board of Directors has also adopted a code of business conduct and ethics for directors. Both codes of conduct are available in the “Investors—Governance” section of the Company’s website at www.avisbudgetgroup.com. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.
Insider Trading Policy
The Board of Directors has adopted an insider trading policy applicable to our directors, officers, employees, as well as certain other persons, and have implemented processes for the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards. Our policy prohibits our directors, officers, employees and certain other persons from trading in securities of Avis Budget and other companies while in possession of material, nonpublic information. Our policy also prohibits our directors, officers, employees and certain other persons from disclosing material, nonpublic information of Avis Budget, or another publicly traded company, to others who may trade on the basis of that information. Further, our policy also requires that directors, certain officers of the Company and other designated employees only transact in Avis Budget’s securities during an open window period, subject to limited exceptions. In addition, directors, certain officers and certain other employees of the Company are required to obtain approval in advance of transactions in Avis Budget’s securities. Our executive officers and directors must also comply with additional trading restrictions. The foregoing summary of our insider trading policies and procedures does not purport to be complete and is qualified by reference to our Policy, Procedures and Guidelines Governing Securities Trades by Company Personnel, a copy of which can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Board of Directors Meetings
The Board of Directors held seven meetings during 2025. In 2025, all directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served during such director’s period of service. We expect all directors to attend each regularly scheduled Board of Directors meeting. All directors are welcome to attend the Company’s annual meeting of shareholders, and while there is no formal policy regarding attendance at annual meetings, we encourage at least one representative of each of the Audit Committee, Compensation Committee and Corporate Governance Committee to be present at each annual meeting. The 2025 Annual Meeting of Shareholders was attended by two of our directors.

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Committees of the Board of Directors
The standing committees of the Board include the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

Name	Audit	Compensation	Corporate Governance
Jagdeep Pahwa
Anu Hariharan	✔
Bernardo Hees
Lynn Krominga	✔	✔	Chair
Glenn Lurie	Chair	✔
Karthik Sarma		Chair	✔
Committee Meetings Held in 2025	4	5	3
The charters of each of the Audit, Compensation and Corporate Governance Committees, respectively, can be found in the “Investors—Governance—Documents and Charters” section of the Company’s website at https://ir.avisbudgetgroup.com/corporate-governance/documents-charters.
Audit Committee
The Audit Committee assists in the Board’s oversight of:
•	the integrity of the Company’s consolidated financial statements;
•	the Company’s independent auditors’ qualifications and independence;
•	the performance of the Company’s independent auditors and the Company’s internal audit function;
•	the Company’s compliance with legal and regulatory requirements;
•	the Company’s systems of disclosure controls and procedures, and internal controls over financial reporting;
•	the Company’s major financial risk exposures and the steps management has undertaken to control such risks; and
•	the Company’s risks associated with information technology and cybersecurity.
The Board of Directors has determined that all members of the Audit Committee are independent directors within the meaning of applicable Nasdaq rules, and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board of Directors has determined that each of Mr. Lurie and Ms. Krominga qualifies as an “audit committee financial expert” as defined by the rules of the SEC and satisfies Nasdaq’s “financial sophistication” requirement.
Compensation Committee
The Compensation Committee assists in the Board’s oversight of the Company’s compensation policies and programs by:
•	reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and determining and approving the Chief Executive Officer’s compensation;
•	reviewing and approving individual elements of total compensation for our other executive officers;
•	reviewing and approving our annual and long-term incentive compensation programs and plans;
•	reviewing and approving all stock option and other equity awards;
•	assessing the results of the Company’s most recent advisory vote on executive compensation; and
•	evaluating whether compensation arrangements for executive officers incentivize unnecessary risk-taking.
We refer you to “Executive Compensation” below for additional information regarding the Compensation Committee’s processes and procedures.
The Board of Directors has determined that each member of the Compensation Committee is an independent director in accordance with Nasdaq rules and a non-employee director for purposes of Section 16 of the Exchange Act.

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Corporate Governance Committee
General
The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Board of Directors has determined that each of the current members of the Corporate Governance Committee qualifies as an independent director under applicable Nasdaq rules.
In 2026, the Corporate Governance Committee voted to waive the mandatory retirement age contained in our Corporate Governance Guidelines with respect to Ms. Krominga’s 2026 Board nomination. Ms. Krominga recused herself from the Corporate Governance Committee vote, and the determination was ratified by the Board. In reaching this determination, the Corporate Governance Committee considered Ms. Krominga’s extensive knowledge of, experience with, and deep understanding of, the Company’s business, and leadership as Lead Independent Director and Chair of the Corporate Governance Committee, and concluded that the Corporation would beneﬁt from her continued service as a member of the Board. The Corporate Governance Committee will re-evaluate this waiver of Ms. Krominga’s retirement on an annual basis.
Director Nomination Procedures
The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. Nominees for director positions are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to the duties associated with being a member of the Board of Directors.
The Corporate Governance Committee will consider written proposals from shareholders for candidates to be nominees for director positions. In considering candidates submitted by shareholders, the Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. Any such proposal should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary of the Company, at Avis Budget Group, Inc., 379 Interpace Parkway, Parsippany, N.J. 07054, and should include the following: (a) the name of the shareholder and evidence of such shareholder’s beneficial ownership of the shares of Common Stock, including the number of shares of Common Stock beneficially owned and the length of time of such beneficial ownership; and (b) the name of the candidate, such candidate’s resume or a listing of his or her qualifications to be a director of the Company and such candidate’s consent to be named and serve as a director, if selected by the Corporate Governance Committee, nominated by the Board of Directors and elected. The written proposal should be submitted in the time frame and consistent with the requirements described in the Company’s By-laws and under the caption “Shareholder Proposals for 2027 Annual Meeting” below.
The Corporate Governance Committee’s process for identifying and evaluating candidates to be nominees to the Board of Directors is typically initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Corporate Governance Committee deems appropriate, a third-party search firm which would help the Board to identify candidates. As part of the search process, the Corporate Governance Committee includes women and historically underrepresented candidates in the pool of candidates and instructs any search firm the Committee engages to do so (often called a “Rooney Rule”). These candidates are evaluated by the Corporate Governance Committee by reviewing such candidates’ biographical information and qualifications and checking the candidates’ references. The Corporate Governance Committee evaluates whether the candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board of Directors that the Board nominate the candidate or elect the candidate to fill a vacancy on the Board of Directors. Candidates recommended by the Corporate Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.
In general, the Corporate Governance Committee expects that a similar evaluation process would be used to evaluate director candidates recommended by shareholders.

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Succession Planning
The Board of Directors is responsible for the development, implementation and periodic review of a succession plan for the Chief Executive Officer and for overseeing the development, implementation and periodic review of a succession plan for senior executives. Our Board of Directors believes that effective succession planning and talent management and development play a critical role in safeguarding business capabilities, developing strong leadership quality and executive bench strength, and optimizing overall business development, operating performance, profitability and shareholder value.
The Board of Directors views succession planning as an ongoing process and will continue its review of available talent, both internal and external, to ensure the uninterrupted strength of the entire management team. In order to ensure that qualified candidates are available for senior executive positions, the Board of Directors oversees the development of internal candidates and is responsible, if necessary, for the identification of suitable external successor candidates. The Board of Directors also maintains an “emergency” succession plan in the event of an unexpected disability or inability of any of our senior executives to perform his or her duties.
Related Person Transactions
The Company has adopted written procedures for the review, approval or ratification of transactions with related persons that apply to any transaction, arrangement or relationship in which:
•	the Company (including any of its subsidiaries) was, is or will be a participant; and
•
any related person (i.e., a director, executive officer, director nominee, or any greater than 5% beneficial owner, or any immediate family member of the foregoing, or any entity in which any of the foregoing persons is employed, or is a partner, principal or in a similar position, or has any greater than 5% beneficial interest) had, has or will have a direct or indirect interest.

Under the Company’s related persons policy, transactions with related persons are reviewed in advance by the General Counsel, Chief Compliance Officer and Corporate Secretary of the Company, or in certain circumstances, as soon as possible thereafter. If it is determined by such officer that the transaction is a related person transaction and the amount involved exceeds $120,000:
•	The transaction will be submitted for review to the Audit Committee, or, under certain circumstances, to the Chairman of the Audit Committee.
•	The Audit Committee or its Chairman will then consider all relevant facts and circumstances available.
•	The Audit Committee or its Chairman will approve only those transactions, determined in good faith to be in, or not inconsistent with, the best interests of the Company and its shareholders.
Additionally, under certain circumstances, the General Counsel or Chairman of the Audit Committee may recommend that the independent members of the Board consider the advisability of a related person transaction. The Audit Committee reviews on an annual basis contributions by the Company in excess of $1,000, in the aggregate (other than contributions made pursuant to the Company’s matching contribution program for employees and directors), to a charitable organization at which a related person is actively involved with fund-raising or serves as a director, trustee or in a similar capacity.
SRS Mobility Ventures, LLC, an affiliate of our largest shareholder, SRS Investment Management, LLC, owns a majority of Avis Mobility Ventures LLC (“AMV”), of which we own a minority interest. We provide vehicles and related fleet services to AMV, as well as certain administrative services to support their operations. For the year ended December 31, 2025, we recognized $11 million of expense related to these services within other (income) expense, net, had receivables from AMV of $6 million and had a net investment in vehicle finance leases of $136 million.

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Shareholder Engagement
We regularly conduct engagement and outreach efforts in order to communicate with existing and prospective shareholders, lenders, research analysts, rating agencies, governance firms and others. In 2025, our key engagement activities included numerous group and one-on-one investor meetings, conference calls accessible to all shareholders following each of our quarterly earnings releases, presentations at various investor conferences, and our 2025 Annual Meeting of Shareholders. Members of management participated in these activities, each of which contained opportunities for shareholders and other constituents to provide feedback to management. We value the input and insights of our shareholders and are committed to continued engagement with investors. Key topics of focus in 2025 included corporate governance, our strategy and results as well as travel and industry trends. Our investor relations department is the key point of contact for shareholder interaction with the Company. Shareholders and other interested parties may access investor information about our Company through our website at www.avisbudgetgroup.com. The investor relations department coordinates institutional investor meetings with management, appearances at investor conferences and our quarterly earnings calls. We consider shareholder requests to meet with members of our Board of Directors on a case-by-case basis.
Stock Ownership
Equity Compensation Plan Information
The following table provides information about shares of our Common Stock that may be issued upon the exercise of options and restricted stock units under all of our existing equity compensation plans as of December 31, 2025.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Stock Units (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (Excludes Restricted Stock Units) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (b)
Equity compensation plans approved by security holders	1,055,947	$—	2,880,481
Equity compensation plans not approved by security holders	—	$—	—
Total	1,055,947	$—	2,880,481

(a)	Includes awards granted under the Amended and Restated Equity and Incentive Plan, which plan was approved by shareholders.
(b)	Represents 2,880,481 shares available for issuance under the Amended and Restated Equity and Incentive Plan.

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Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding beneficial ownership of shares of Common Stock as of March 25, 2026, by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and each of its named executive officers, and (iii) all of the Company’s directors, nominees and current executive officers, as a group. Unless stated otherwise, the address for each person is 379 Interpace Parkway, Parsippany, NJ 07054.

Name of Beneficial Owner	Total Amount of Shares Beneficially Owned(1)	Percent of Common Stock Owned(2)	Of the Total Number of Shares Beneficially Owned, Shares Which May Be Acquired Within 60 Days(3)
Principal Shareholders:**
SRS Investment Management, LLC(4)(5) One Bryant Park, 39th Floor New York, NY 10036	17,430,882	49.34%	—
Pentwater Capital Management LP(6)(7) 1001 10th Avenue South, Suite 216 Naples, FL 34102	7,824,100	22.15%	775,800
Morgan Stanley(8) 1585 Broadway New York, NY 10036	1,971,874	5.58%	—
Jane Street Group, LLC(9) 250 Vesey Street, 6th Floor New York, NY 10281	1,910,016	5.41%	—
Directors, Nominees and Named Executive Officers
Bernardo Hees	121,256	*	4,735
Anu Hariharan	4,531	*	4,531
Lynn Krominga	17,521	*	17,521
Glenn Lurie	16,667	*	16,667
Jagdeep Pahwa	8,918	*	—
Karthik Sarma(10)	17,430,882	49.34%	—
Brian J. Choi	119,637	*	—
Daniel Cunha	—	*	—
Ravi Simhambhatla	17,345	*	—
Edward P. Linnen	50,911	*	—
Joseph A. Ferraro(11)	132,465	*	—
Izilda “Izzy” P. Martins	20,877	*	—
All Directors and Executive Officers as a group (12 persons)	17,832,785	50.48%	43,454(12)

*	Amount represents less than 1% of outstanding Common Stock.
**	Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 25, 2026.
(1)
Shares beneficially owned include (i) direct and indirect ownership of shares, (ii) restricted stock units held by executive officers that may vest within 60 days of March 25, 2026, (iii) restricted stock units held by directors that may be settled within 60 days of March 25, 2026 and (iv) shares issuable upon the exercise of call options within 60 days of March 25, 2026.

(2)	Based on 35,324,685 shares of Common Stock outstanding on March 25, 2026.
(3)
In the case of directors and executive officers, includes (i) restricted stock units held by executive officers that may vest within 60 days of March 25, 2026 and (ii) restricted stock units held by directors that may be settled within 60 days of March 25, 2026. In the case of Pentwater (as defined below), includes 775,800 shares issuable upon exercise of call options within 60 days of March 25, 2026.

(4)
Reflects beneficial ownership of 17,430,882 shares of Common Stock by SRS and Karthik R. Sarma, as derived solely from information reported on Schedule 13D/A under the Exchange Act, as filed with the SEC on August 25, 2023. Such Schedule 13D/A indicates that SRS and Mr. Sarma share voting and dispositive power over the shares of Common Stock. SRS serves as investment manager to certain investment funds (the “SRS Funds”) and has investment discretion with respect to the shares of Common Stock held by the SRS Funds. SRS Investment Management, LP (“SRS IM”) is the managing member of SRS. SRS Investment Management GP, LLC (“SRS IM GP”) is the general partner of SRS IM. Mr. Sarma is the managing member and principal of SRS IM GP. In such capacities, Mr. Sarma and SRS may be deemed to have voting and dispositive power with respect to the shares of Common Stock held for the SRS Funds. Under the terms of the Cooperation Agreement, SRS has committed, with respect to shares of Common Stock SRS holds in excess of 45% of the Company’s outstanding Common Stock, to exercise its voting rights in the same proportion in which other shares of Common Stock are voted.

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(5)
In addition to the 17,430,882 shares of Common Stock, SRS and Mr. Sarma have economic exposure to, and may be deemed to beneficially own, an additional notional 2,862,283 shares of Common Stock pursuant to cash-settled equity swaps, bringing their total economic exposure to 20,293,165 shares or 57.45% of the shares of Common Stock outstanding on March 25, 2026. This is derived solely from information reported on the Schedule 13D/A under the Exchange Act, as filed with the SEC on August 25, 2023. Such Schedule 13D/A indicates that SRS and Mr. Sarma do not have voting power or dispositive power with respect to the shares referenced in such swaps, and disclaim beneficial ownership of the shares underlying such swaps.

(6)
Reflects beneficial ownership of 7,824,100 shares of Common Stock by Pentwater Capital Management LP (“Pentwater”) and Matthew Halbower, the sole shareholder of MCH PWCM Holdings Inc., the general partner of Pentwater, 7,048,300 of which are held directly by Pentwater and Mr. Halbower and 775,800 of which are issuable upon exercise of call options beneficially owned by Pentwater and Mr. Halbower. This is derived solely from information reported in Schedule 13G and Section 16 filings made by Pentwater and Mr. Halbower.

(7)
In addition to the 7,824,100 shares of Common Stock, Pentwater and Mr. Halbower have economic exposure to, and may be deemed to beneficially own, an additional notional 10,177,500 shares of Common Stock pursuant to cash-settled total return swaps, bringing their total economic exposure to 18,001,600 shares or 50.96% of the shares of Common Stock outstanding on March 25, 2026. This is derived solely from information reported in Schedule 13G and Section 16 filings made by Pentwater and Mr. Halbower. Such filings indicate that Pentwater and Mr. Halbower do not have voting power or dispositive power with respect to the shares referenced in such swaps, and disclaim beneficial ownership of the shares underlying such swaps.

(8)
Reflects beneficial ownership of 1,971,874 shares of Common Stock by Morgan Stanley as derived solely from information in a Schedule 13G under the Exchange Act, filed with the SEC on February 11, 2026. Such Schedule 13G indicates that Morgan Stanley has shared voting power over 1,923,073 shares of Common Stock and shared dispositive power over 1,971,874 shares of Common Stock.

(9)
Reflects beneficial ownership of 1,910,016 shares of Common Stock by Jane Street Group, LLC, Jane Street Capital, LLC, Jane Street Options, LLC and Jane Street Global Trading, LLC, as derived solely from information in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 12, 2026. Such Schedule 13G/A indicates that (i) Jane Street Group, LLC has shared voting power over 1,910,016 shares of Common Stock and shared dispositive power over 1,910,016 shares of Common Stock, (ii) Jane Street Capital, LLC has shared voting power over 207 shares of Common Stock and shared dispositive power over 207 shares of Common Stock, (iii) Jane Street Options, LLC has shared voting power over 1,909,700 shares of Common Stock and shared dispositive power over 1,909,700 shares of Common Stock, and (iv) Jane Street Global Trading, LLC has shared voting power over 109 shares of Common Stock and shared dispositive power over 109 shares of Common Stock.

(10)
Reflects shared beneficial ownership of 17,430,882 shares of Common Stock by SRS and Mr. Sarma, as described above in footnote (4). All of these shares are included in the 17,832,785 shares of Common Stock deemed to be beneficially owned by all directors, nominees and executive officers as a group.

(11)
Beneficial ownership information presented for Mr. Ferraro is based upon Mr. Ferraro’s last Form 4 filed with the SEC on March 17, 2025 as updated to reflect subsequent vesting of restricted stock units pursuant to the terms of Mr. Ferraro’s Separation Agreement.

(12)
Represents 43,454 restricted stock units held by non-employee directors that may be settled or scheduled to vest within 60 days of March 25, 2026 and 0 restricted stock units held by executive officers that are scheduled to vest within 60 days of March 25, 2026.

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Executive Officers
Executive officers of the Company are set forth below. Each executive officer is appointed to hold office at the discretion of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.

Name	Offices or Positions To be Held
Jagdeep Pahwa	Executive Chairman of the Board
Brian J. Choi	Chief Executive Officer
Daniel Cunha	Executive Vice President and Chief Financial Officer
Edward P. Linnen	Executive Vice President, Chief Human Resources Officer
Ravi Simhambhatla	Executive Vice President, Chief Digital and Innovation Officer
Jean M. Sera	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Cathleen DeGenova	Senior Vice President and Chief Accounting Officer
Biographical information for our Executive Chairman is set forth above under “Board of Directors — Biographical Information for Nominees.” Biographical information for all other present executive officers is set forth below.

Name	Biographical Information
Brian J. Choi
Mr. Choi, age 43, has served as Chief Executive Officer since July 2025. Mr. Choi served as our Executive Vice President and Chief Transformation Officer from January 2024 to July 2025. Before that, Mr. Choi served as our Executive Vice President and Chief Financial Officer from August 2020 to December 2023. Mr. Choi served on the Board of Directors of the Company from January 2016 through August 2020. Prior to joining the Company, Mr. Choi was a partner at SRS and served in various roles at SRS since October 2008. Before joining SRS, Mr. Choi worked at Metalmark Capital from 2007 to 2008, and he also served as an analyst in the Leveraged Finance Group at Lehman Brothers from 2005 to 2007.

Daniel Cunha
Mr. Cunha, age 42, joined Avis Budget Group as Executive Vice President and Chief Financial Officer in July 2025. Prior to joining the Company, Mr. Cunha served as Chief Financial Officer at Orion Services Group, a commercial field services company, from February 2024 to June 2025. From November 2019 to February 2023, Mr. Cunha served as CFO at Ocean Spray and, before that, Mr. Cunha served as CFO at Heinz North America. Mr. Cunha began his career at McKinsey & Company and later worked in private equity at GP Investments.

Edward P. Linnen
Mr. Linnen, age 56, has been Executive Vice President, Chief Human Resources Officer since January 2015. Previously, Mr. Linnen held the title of Senior Vice President, Chief Human Resources Officer from February 2013 until January 2015, and Senior Vice President, Human Resources for North America from October 2011 to February 2013. Mr. Linnen joined the Company in 2001, and served in several positions in the Company’s human resources function, including as Vice President, Labor Relations & International Human Resources, Vice President, Domestic Human Resources, and Field Human Resources Director. Prior to joining the Company, Mr. Linnen served in various positions within human resources at Kraft Foods Inc. and Nabisco, Inc.

Ravi Simhambhatla
Mr. Simhambhatla, age 58, was appointed Executive Vice President, Chief Digital and Innovation Officer, in July 2022. Prior to joining Avis Budget Group, Mr. Simhambhatla was Managing Director Cloud Customer Experience & Transformation Officer at Google Cloud since April 2020. Previously, Mr. Simhambhatla worked at United Airlines from July 2015 to March 2020, where he served as Vice President & Chief Technology Officer from June 2019 and previously as Vice President, Commercial Technology. Prior to joining United Airlines, Mr. Simhambhatla also served in various technical leadership roles, including at Aer Lingus, Tesla Motors and Virgin America.

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Jean M. Sera
Ms. Sera, age 56, has been Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since March 2020. Ms. Sera held the title of Senior Vice President, Corporate Secretary and Global Programs from August 2016 to March 2020, and the title of Senior Vice President and Corporate Secretary from August 2006 to August 2016. Ms. Sera was a member of the Legal Department of Cendant Corporation (as the Company was formerly known) from January 2002 to August 2006, where she held roles of increasing responsibility, including Vice President and Group Vice President. Prior to joining the Company, Ms. Sera was an associate with the law firm of Shearman & Sterling LLP (now known as A&O Shearman).

Cathleen DeGenova
Ms. DeGenova, age 64, has been Senior Vice President and Chief Accounting Officer since August 2024. Ms. DeGenova held the title of Vice President and Chief Accounting Officer from August 2019 to August 2024 and Vice President of the Company overseeing External Reporting and Technical Accounting from April 2018 to August 2019. Ms. DeGenova previously held the title of Director of External Reporting & Technical Accounting from June 2013, when she joined the Company. Prior to joining the Company, Ms. DeGenova held similar roles at Zipcar, Inc., which the Company acquired in 2013, Charles River Labs and Millipore, and was an accountant with Ernst & Young. Ms. DeGenova is a Certified Public Accountant.

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Executive Compensation
Compensation Discussion and Analysis
We refer you to our 2025 Annual Report for additional information regarding our financial information discussed below, including the long-lived asset impairment and other related charges referred to below, further information for which can be found in Note 2—Summary of Significant Accounting Policies—Impairment of Long-lived Assets to our Consolidated Financial Statements included in our 2025 Annual Report. When we refer to “the Committee” in this “Executive Compensation” section, we are referring to the Compensation Committee.
Executive Summary
The Committee uses our executive compensation programs to motivate and retain our executive talent and align their interests with shareholders. Our performance has a direct impact on payouts of compensation. For example, as described below, our 2025 Annual Incentive Plan paid below target for our NEOs based on performance during 2025 against the plan’s goals. We also successfully completed transitions of our CEO and CFO roles during 2025, as discussed below.
Company Performance
We saw sustained demand for vehicle rentals in 2025, which resulted in revenue of approximately $11.7 billion. For 2025, net loss was $995 million and Adjusted EBITDA (as defined below; also see the reconciliation on page 26) was $748 million. During the fourth quarter of 2025, we reviewed our fleet strategy specific to certain EV rental car vehicles and as a result, we shortened the useful life associated with such vehicles. Our net loss reflects $518 million in long-lived asset impairment and other related charges, which was recorded to reduce the carrying value of certain United States EV rental car vehicles to their fair value in connection with this change.
Our closing stock price at the end of 2025 was $128.32 resulting in TSR of 59% for the year and five-year TSR of 271%.
Strategy
For 2026, we expect our strategy to remain centered on driving sustainable growth by strengthening operational efficiency, expanding the use of analytics, elevating the customer experience, and accelerating innovation through disciplined investment in technology. We believe this strategy will reinforce our competitive position, support long-term profitability, and deliver value to our stakeholders.
Compensation Practices
We believe that our compensation programs reflect sound practices, such as:
•	executive stock ownership guidelines with significant share ownership requirements;
•	an executive compensation recoupment (or “clawback”) policy;
•	a policy prohibiting executives from entering into speculative (or hedging) transactions in our securities;
•	no excise tax gross-up or single-trigger change-in-control provisions; and
•	no tax gross-ups on executive perquisites except for relocation-related expenses and expatriate benefits per the Company’s standard practices.

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2025 Compensation for our Named Executive Officers
Compensation reported in the Summary Compensation Table for our NEOs for 2025 generally was higher compared to 2024, primarily due to payouts under the annual cash incentive program, at below-target amounts, aligned with the Company’s financial performance, together with the grant of additional performance-based equity awards as described below.
A summary of 2025 compensation highlights is set forth below.

General	• Generally we did not increase NEO salaries in 2025, except as related to the CEO transition.
Annual Incentive Program
•
As a result of Company financial performance, actual payouts for 2025, as a percentage of target payout opportunity, were below target for our NEOs based on actual Company performance.
•
The 2025 program design was consistent with the 2024 design, and included both Adjusted EBITDA goals and an individual component comprised primarily of quantitative financial and operational metrics with measurable targets utilizing a “scorecard” approach. No payouts would be made under the individual component unless threshold Adjusted EBITDA goals were attained.

Long-Term Incentive Program (“LTIP”)
•
Our Performance-Based Stock Units (“PSUs”) granted in 2023, subject to performance goals through December 31, 2025, did not meet the threshold Adjusted EBITDA goals previously disclosed and so no amounts were earned under these PSUs.
•
The 2025 LTIP included three-year cumulative Adjusted EBITDA goals, consistent with the 2024 LTIP. We also granted other LTIP awards described below.

Our Named Executive Officers
This discussion addresses executive compensation in 2025 for our NEOs. Our current executive officers who are NEOs are:
•	Brian J. Choi – our Chief Executive Officer (our “CEO”), starting July 1, 2025
•	Daniel Cunha – our Chief Financial Officer (“CFO”), starting July 1, 2025
•	Jagdeep Pahwa – our Executive Chairman, starting March 1, 2025
•	Ravi Simhambhatla – our Chief Digital and Innovation Officer (our “CDIO”)
•	Edward P. Linnen – our Chief Human Resources Officer (“CHRO”)
In addition, our NEOs include two former executive officers:
•	Joseph A. Ferraro – our former President and CEO
•	Izilda “Izzy” P. Martins – our former CFO
In February 2025, the Company announced that Mr. Ferraro would transition away from his role as CEO (but remain as an advisor for a period of time) and that Mr. Choi (our former Chief Transformation Officer) would assume the role of CEO, which occurred on July 1, 2025. In March 2025, Mr. Pahwa assumed the role of Executive Chairman. In June 2025, the Company announced that Izzy Martins would step down from her role as Chief Financial Officer and that Mr. Cunha would assume the role of CFO, which occurred on July 1, 2025.
Compensation for our NEOs is typically comprised of the following components, each of which is designed to provide competitive compensation to attract and retain a highly qualified executive team:

Component	Function and Objective
Base Salary	Paid in cash, provides a fixed form of annual compensation for the performance of primary responsibilities consistent with each executive’s experience and role.
Annual Incentive Awards
Comprised of annual cash incentive opportunities that are performance-based, compensate executives subject to achieving specific annual financial goals and individual goals, which are based primarily on quantitative financial and operational metrics with measurable targets utilizing a “scorecard” approach.

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Component	Function and Objective
Long-Term Incentive Awards
Designed to align a significant component of executive compensation with shareholder interests, provide an incentive for executives to stay with the Company and achieve appropriately challenging long-range performance goals, and allow executives to share in the value created for the Company’s shareholders.

Other Compensation
We provide health, life insurance, disability and retirement benefits as part of our broad-based employee benefits program. Retirement benefits for our NEOs (other than our former CEO, who is also eligible for our frozen pension plan) are limited to (i) deferrals under the executive deferred compensation plan, which the Company matches up to a maximum of 6% of base salary and annual incentive, and/or (ii) participation in our 401(k) plan.

Other executive benefits and perquisites for some NEOs include auto use and financial planning services. Our CEO is also permitted limited personal use of Company-leased aircraft services.

Analysis of 2025 Pay Decisions
Compensation Philosophy
In 2025, “pay-for-performance” continued to be a fundamental tenet of our compensation philosophy, which includes rewarding attainment of appropriately challenging financial and individual performance goals and aligning our executives’ objectives with our shareholders’ interests, while ensuring that the Company’s executive compensation programs are designed to attract and retain a high-caliber leadership team.
Base Salaries for our Named Executive Officers
Salaries for NEOs are typically approved early in each year based on factors such as:
•	reasonable comparability with the Peer Group and Survey Data (as described under “Consideration of Peer Groups and Survey Data”);
•	individual and Company performance; and
•	each NEO’s responsibilities, capabilities and skills, leadership and drive to add value.
For 2025, generally the Committee did not materially increase salaries for the NEOs during its annual salary review process. However, in connection with his appointment as CEO, the Committee approved a new salary for Mr. Choi starting in July 2025 in the amount of $1,000,000, generally considering the factors above. The Committee also approved Mr. Cunha’s salary of $650,000 upon his new hire appointment as CFO. Mr. Pahwa did not receive a base salary initially, but as set forth in the Summary Compensation Table, received a small base salary upon his relocation to the UK.
Annual Incentive Awards
2025 AIP
For 2025, the Committee approved an annual incentive program (the “2025 AIP”) in which all of our NEOs (other than our Executive Chairman) participated. The program design was generally consistent with the prior year program design. Mr. Choi’s target payout opportunity as a percentage of base salary was increased from 125% to 150% upon his appointment as CEO. The targets remained unchanged at 125% for our CFO, 120% for our CDIO and 100% for our CHRO, in each case subject to a maximum payout opportunity of 150% of target.

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2025 AIP Performance Metrics and Goals – Adjusted EBITDA Component
Consistent with prior years, the 2025 AIP included Adjusted EBITDA(1) as a performance metric with a weighting of 50%:
•	in recognition of its wide acceptance and understanding as a metric within the Company;
•	because Adjusted EBITDA is a key measure of operational and financial performance, driven by our annual business plan; and
•	given the fact that Adjusted EBITDA has been strongly correlated to the Company’s long-term stock price performance.
The Adjusted EBITDA goals included in the 2025 AIP (the “AIP Adjusted EBITDA Goals”) as shown below were based on the Company’s 2025 business plan approved by the Board (the “Business Plan”) in the first quarter of 2025. When establishing the Adjusted EBITDA goals for the 2025 AIP in early 2025, the Committee pre-approved that Adjusted EBITDA (generally defined as below) was to include an additional adjustment to account for volatility in market pricing dynamics. The global Adjusted EBITDA target goal was lower than the goals for 2024, but represented a significant increase over 2024 results.

Achievement Level	Payout Opportunity (% of Target)*	Adjusted EBITDA Goals (Dollars in millions)
Maximum	150%	$1,320
Target	100%	$1,100
Threshold	50%	$880

*	Straight-line interpolation used to determine payout between specified achievement levels.
2025 AIP Performance Metrics and Goals – Individual Scorecard Component
Consistent with the prior year, to enhance the pay-for-performance nature of the 2025 AIP, an individual performance component, with a 50% weighting, was included to incorporate a broad set of goals which the Committee believed were important to our overall success and to each individual executive officer’s contributions to our business. The component is comprised of primarily quantitative financial and operational metrics, with measurable targets based on attainment of specific Business Plan goals and measured utilizing a “scorecard” approach. The achievement level of the individual scorecard goals is capped at 100% of target payout.
Scorecard achievement is then multiplied by 0% to 150% based on achievement of Adjusted EBITDA goals (from Below-Threshold to Maximum) to further align individual performance with overall company performance. Accordingly, for an NEO to be eligible for any payout under the scorecard component, threshold Adjusted EBITDA goals must be met. The threshold Adjusted EBITDA goals for this component were lower than the AIP Adjusted EBITDA Goals (e.g., a threshold of $660 million for this component) to reflect the fact that they were being used to supplement other important performance goals for this component. The formula for determining the payout under the Individual Scorecard Component is:

Individual Scorecard Achievement (0% - 100%)	X	Adjusted EBITDA Multiplier (0%-150%)
For example, if an NEO had achieved a score of 100% of target on his or her individual scorecard but Adjusted EBITDA was below the threshold achievement level, then the NEO would not have received any payout under the 2025 AIP, including under the individual scorecard component.
The Committee established individual performance metrics and goals for each NEO’s scorecard based on key objectives in support of the Business Plan and the Company’s overall strategy. Individual performance metrics for our CEO included, among others, revenue and cost metrics, with 100% being quantitative. The substantial majority of scorecard metrics and goals for our NEOs were quantitative with a limited percentage being qualitative but still based on achievement of specific objectives.
(1)
We define Adjusted EBITDA as income (loss) from continuing operations before non-vehicle related depreciation and amortization; long-lived asset impairment and other related charges; other fleet charges; restructuring and other related charges; early extinguishment of debt costs; non-vehicle related interest; transaction-related costs, net; legal matters, net, which primarily includes amounts recorded in excess of $5 million, related to unprecedented self-insurance reserves for allocated loss adjustment expense, class action lawsuits and personal injury matters; non-operational charges related to shareholder activist activity, which includes third party advisory, legal and other professional fees; COVID-19 charges, net; cloud computing costs; other (income) expense, net; severe weather-related damages in excess of $5 million, net of insurance proceeds; and income taxes. This non-GAAP measure is a performance metric in our incentive programs.

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Set forth below is an illustrative example of a scorecard; however it does not represent the actual scorecard of any of our NEOs.
Illustrative Scorecard Example

Weight	Metric	Key Performance Indicator(s)	Goal	Type of Measure
~90%	Revenue	Total Revenue	Based on Business Plan	Quantitative
	Cost Control	Variable Costs Utilization
	Fleet Acquisition	Fleet Costs
~10%	Other	Varies	Varies (i.e. completion, roll-out, etc.)	Qualitative
• Payout is subject to attainment of threshold Adjusted EBITDA goals.
• Achievement of total scorecard goals is capped at 100% of target, with the result multiplied by 0%-150% based on attainment of Adjusted EBITDA goals (from Below-Threshold to Maximum).
2025 AIP Results and Payouts
Payouts under the Adjusted EBITDA component of the 2025 AIP were below target but above threshold, reflecting the Company’s attainment of AIP Adjusted EBITDA Goals of $914 million (after the market price adjustment described above), which resulted in payout at the 57% level for that component. Payouts under the Individual Component were based on scorecard results multiplied by attainment of the applicable Adjusted EBITDA goals for that component, which resulted in a 78% modifier. For example, for Mr. Choi, the Individual Component of the scorecard was determined based on a quantitative assessment of the scorecard factors, including the Company’s 2025 financial results with respect to revenue and cost control, among others. Accordingly, actual payouts under the 2025 AIP were as follows (excluding Ms. Martins because she departed before earning an annual incentive award):

NEO	Base Salary ($)	Target (% of Base Salary)	Adjusted EBITDA Component Payout % (50% Weight)	Score	Individual Scorecard Component (50% Weight) Adjusted EBITDA Multiplier %	Payout %	Total Payout (%)	Total Payout ($)
Choi(1)	1,000,000	150%	57%	94	78%	73%	65%	765,351
Cunha(1)	650,000	125%	57%	91	78%	71%	64%	262,096
Simhambhatla	500,000	120%	57%	90	78%	70%	64%	381,600
Linnen	600,000	100%	57%	94	78%	73%	65%	390,960
Ferraro(2)	650,000	200%	57%	N/A	N/A	N/A	57%	741,000

(1)
For Mr. Choi, his 2025 AIP was pro-rated to reflect (i) 6 months as CTO, with an annual salary of $675,000 and target bonus of 125% of salary, and (ii) 6 months as CEO, with an annual salary of $1,000,000 and target bonus of 150% salary. For Mr. Cunha, the amount was pro-rated to reflect his start date.

(2)	Mr. Ferraro’s pro-rated 2025 AIP (reflecting his six months in the CEO role) was based solely on the Adjusted EBITDA component, in accordance with the Separation Agreement.
A reconciliation of our reported net income (loss) to our reported global Adjusted EBITDA is set forth below (dollars are in millions):

	Reconciliation of net income (loss) to Adjusted EBITDA 2025
Net income (loss)		(995)
Provision for (benefit from) income taxes		66
Income (loss) before income taxes		(929)
Add:	Non-vehicle related depreciation and amortization	231
	Interest expense related to corporate debt, net:
	Interest expense	422
	Early extinguishment of debt	6
	Long-lived asset impairment and other related charges(a)	518
	Other fleet charges(b)	390
	Restructuring and other related charges	131
	Transaction-related costs, net	18
	Other (income) expense, net(c)	18
	Legal matters, net(d)	(99)
	Cloud computing costs(e)	48
	Severe weather-related damages, net(e)	(6)
Adjusted EBITDA		748

(a)
Includes an impairment charge of approximately $518 million within our Americas reportable segment, related to the acceleration of the rotation of certain United States EV rental car vehicles in conjunction with the Interpace Ventures transaction. See Note 2 – Summary of Significant Accounting Policies – Impairment of Long-Lived Assets to our Consolidated Financial Statements included in our 2025 Annual Report.

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(b)	Costs reported within vehicle depreciation and lease charges, net related to the disposal of certain fleet in our Americas reportable segment.
(c)
Primarily consists of gains or losses related to our equity method investment in a former subsidiary, offset by fleet related and certain administrative services provided to the same former subsidiary.

(d)	Consists of $3 million reported within selling, general and administrative expenses and $102 million of income reported within operating expenses.
(e)	Reported within operating expenses.
We believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our operating businesses and in comparing our results from period to period. We also believe that Adjusted EBITDA is useful to investors because it allows them to assess our results of operations and financial condition on the same basis that management uses internally. Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with U.S. GAAP. Our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
Long-Term Incentive Awards
2025 LTIP
For 2025, the Committee approved a long-term incentive program (the “2025 LTIP”) in which all NEOs participated. Mr. Ferraro received an LTIP award with different terms as described below. Grant date values for 2025 LTIP awards were determined following a market review of the Peer Group, and in certain cases, Survey Data (as defined under “Consideration of Peer Groups and Survey Data”), as well as individual and Company financial performance for the prior year. For the 2025 LTIP, the Committee approved two tranches of PSU: (i) the typical annual three-year performance award of PSUs and RSUs and (ii) a supplemental two-year performance award described below.
2025 LTIP Tranche 1
The Committee reviewed the following factors to determine the appropriate type of equity to be granted under the annual award program: perceived value to award recipients to effect retention and incentive goals, peer practices, the degree of alignment with shareholder interests and our pay-for-performance philosophy, potential dilution and projected expense balanced with the value delivered to award recipients. Based on an analysis of these factors, the Committee determined that continuing the mix of 50% PSUs and 50% RSUs would:
•	align incentives with shareholders’ focus on profitability and financial performance;
•	reflect the relevant decision-making impact of the individual and the impact of those decisions on the Company; and
•	incentivize retention of key employees over the long term.
Under the 2025 LTIP:
•	RSUs are scheduled to vest, subject to continued service, in approximately equal installments on the first three anniversaries of the date of grant;
•	PSUs are scheduled to vest on the three-year anniversary of the date of grant, subject to satisfaction of performance goals and continued service;
•	Three-year cumulative Adjusted EBITDA was selected as the performance metric for the PSUs based on several factors, including the following:
○	the Company’s Adjusted EBITDA has been strongly correlated to the Company’s long-term stock price performance; and
○	Adjusted EBITDA is a key measure of operational and financial performance driven by the Company’s strategy and widely understood within the Company and by the Company’s shareholders; and
○	although also used in our AIP, the metric as used for the PSUs measures sustained performance over a three-year period.

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The three-year cumulative Adjusted EBITDA goals are set forth below and were set during first quarter 2025. The target goal represents attainment of three-year Adjusted EBITDA during the performance period. The Adjusted EBITDA target goal was lower than the goals for the 2024 LTIP, but represented a significant increase over 2024 results.

Achievement Level	Payout Opportunity* (as a % of target units awarded)	Adjusted EBITDA Goal (in billions)
Maximum	150%	$5.04
Target	100%	$4.20
Threshold	50%	$3.36

*	Straight-line interpolation is used to determine payout between specified achievement levels.
2025 LTIP Tranche 2
The Committee believes that it is important to retain the flexibility to take special considerations into account to ensure we are meeting our executive compensation goals, to improve retention and to increase the amount of compensation tied directly to performance. As a result, in 2025, the Committee approved a supplemental tranche of LTIP awards for our executive team. In addition to the factors considered for the 2025 LTIP in general described above, the Committee took into account factors such as our management transition, our strategic goals, and our commitment to improving performance. The Committee approved these supplemental awards solely in the form of PSUs, but with a two-year performance period, which the Committee believed was important to differ from our annual awards and to focus on both retention and shorter-term improved performance. Given the shorter performance timeframe, the maximum payout is 100% of target. The individual award amounts were generally tied to a percentage of prior annual grants.

Achievement Level	Payout Opportunity* (as a % of target units awarded)	Adjusted EBITDA Goal (in billions)
Target (and Maximum)	100%	$2.5
Threshold	50%	$2.0

*	Straight-line interpolation is used to determine payout between specified achievement levels.
Outgoing CEO LTIP Award
As part of considering the appropriate incentives for Mr. Ferraro in early 2025 after announcement of his expected transition away from the CEO role mid-year to an advisor role, the Committee wanted to ensure that any LTIP award for Mr. Ferraro in 2025 reflected this transitional role through the end of 2025, mostly tied to performance. As a result, he received an award split 32% RSUs vesting over one year and 68% PSUs, with the PSUs based on Adjusted EBITDA goals for 2025 only. The Committee believed that a shorter-term equity award was important to successfully complete the transition and encourage Mr. Ferraro’s continued focus on our performance. The different goals from the annual LTIP awards above reflected the fact that this was for a one-year period rather than the normal three-year period. The threshold PSU goals for 2025 were not met and so the PSUs were forfeited in full.

Achievement Level	Payout Opportunity* (as a % of target units awarded)	Adjusted EBITDA Goal (in billions)
Maximum	150%	$1.32
Target	100%	$1.1
Threshold	50%	$.88

*	Straight-line interpolation is used to determine payout between specified achievement levels.
Setting CEO and Other NEO Compensation
Our Board has assigned to the Committee the responsibility to approve compensation for all NEOs, including our CEO. The roles and duties of participants in the decision-making process for our executive program are summarized below.
Role of the Independent Compensation Consultant
Consistent with its charter, the Committee continued its engagement of Pay Governance LLC, a compensation consulting firm, to work with the Committee and the Company as an adviser on executive compensation matters in 2025. The compensation consultant reports to, and is directed by, the Committee, which has the authority to retain or terminate compensation advisers.

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In 2025, the Committee reviewed information regarding the independence and potential conflicts of interest of Pay Governance, taking into account, among other things, the factors set forth in the Nasdaq listing standards. Based on this review, the Committee concluded that the engagement of Pay Governance did not raise any conflict of interest. Outside of services provided for the Committee, the compensation consultant did not provide additional services to the Company in 2025.
Compensation Decisions
Our Compensation Committee is responsible for the ultimate decisions of compensation for NEOs, including our CEO. As part of its decision-making process, the Committee may seek input from management and our Human Resources staff, in addition to working directly with the Committee’s compensation consultant. The process generally reflects a review of practices of our Peer Group and Survey Data (as defined below), and is typically designed to take into consideration past practice and our strategy to tie a greater portion of total target compensation to variable versus fixed compensation. The Committee also may consider individual performance, the Company’s business plan and goals, and other factors such as individual level of experience and responsibilities (including relative responsibilities compared to others within the Company and the individual’s potential impact on Company operations), leadership, skill, contributions to the Company and the size and complexity of the Company’s operations.
Risk Assessment
In approving annual and long-term incentive awards for our NEOs, the Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and has concluded that the Company’s incentive awards would not be likely to encourage excessive risk-taking. Management also annually reviews the Company’s compensation policies and practices for employees generally with the Committee and the Company’s compensation consultant to determine whether these programs create incentives that might motivate inappropriate or excessive risk-taking. For additional information, please see “Functions and Meetings of the Board of Directors - Risk Management and Risk Assessment.”
Consideration of Peer Groups and Survey Data
The Committee developed the Company’s peer group set forth below for 2025 pay decisions (the “Peer Group”), taking into consideration that very few direct industry competitors exist, the Company’s business model, the relevant labor market for talent and other factors, including but not limited to the following:
•	the industry for peer group companies, which the Committee believes should operate within hotel/resort, travel, trucking, automotive retail and rental retail industries; and
•	market capitalization and revenue for peer group companies, with primary emphasis on market capitalization.
PEER GROUP

Alaska Air Group, Inc.	J.B. Hunt Transportation Services, Inc.
American Airlines Group Inc.	JetBlue Airways Corporation
Asbury Automotive Group, Inc.	KAR Auction Services, Inc.
AutoNation, Inc.	Norwegian Cruise Line Holdings Ltd.
Choice Hotels International, Inc.	Rent A Center, Inc.
Group 1 Automotive, Inc.	Ryder System, Inc.
Hertz Global Holdings, Inc.	Schneider National, Inc.
Hyatt Hotels Corporation	Travel + Leisure Co.
InterContinental Hotels Group PLC	United Airlines Holdings, Inc.
The Committee reviewed pay data of the Peer Group for 2025 pay decisions to ensure reasonable comparability of the compensation of our NEOs. The Committee does not specifically target any percentile within the Peer Group when setting overall compensation, any individual element of compensation or the relative pay mix among different elements of compensation. The Committee reviews the Peer Group periodically to ensure that the component companies continue to meet the criteria for which they were selected, as well as to identify other companies that may become appropriate for inclusion.

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The Committee recognizes that our executives have opportunities available to them in a range of industries and that any peer group for the Company will have some inherent limitations given the absence of a large sample of public companies in the vehicle rental business. In order to compare ourselves to a broad set of general industry market data available, the Committee also reviews widely-used survey data from consulting firms such as Aon Hewitt and Willis Towers Watson for companies that have revenue comparable to ours (the “Survey Data”) as another data point. The Survey Data* represents data from over 1,000 companies sized according to revenue, assets and number of employees.
In 2025, the Committee considered the Survey Data for each element of the 2025 compensation and benefits package as a general check and to ensure reasonable comparability. Consideration of the Peer Group and the Survey Data represented just two factors considered in setting executive compensation for 2025. Please refer to “Analysis of 2025 Pay Decisions” for the other factors considered in setting executive compensation for 2025.
* While the Survey Data include a general list of participating companies, each survey provides information on a “no-names” basis—i.e., for each position comparison, it does not identify by name which companies comparable in revenue size to our Company produced results for each position matched, and thus we are unable to list the comparable companies that are included in the Survey Data utilized.
Committee Consideration of the Company’s 2025 Shareholder Vote on Executive Compensation
The Committee reviewed the results of the Company’s Say on Pay vote in 2025. At the 2025 Annual Meeting of Shareholders, approximately 98.9% of the votes cast were in support of the Company’s Say on Pay proposal. Based on the 2025 Say on Pay results and feedback from shareholders, the Committee concluded that the Company’s overall compensation program as it relates to its NEOs enjoys the support of the Company’s shareholders and does not require revision to address any broad shareholder concern.
Policy Related to Equity Awards
Our practice has been to grant regular long-term incentive awards at pre-established meetings of the Committee. Annual long-term incentive awards, which typically include awards granted to all NEOs, are usually approved in the first quarter. However, the Committee retains the ability to determine, and has in the past determined, to make grants at other times during the year, including but not limited to approvals for executives hired or promoted during the year. In connection with valuing the grants of stock-based awards, it is our policy generally to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our Common Stock on the grant date, which is often the date the Committee approves the award but may be a future specified date. The Committee typically approves a dollar amount for each RSU or PSU award, which is then divided by the closing price of our Common Stock on the date of grant (or other specified date such as a hire date) to arrive at the number of RSUs or PSUs to be granted.
Executive Stock Ownership and Retention Guidelines
Our executive stock ownership guidelines require NEOs to acquire and hold designated levels of Avis Budget Common Stock. Under these guidelines, our CEO is required to retain 100%, and other NEOs are required to retain a minimum of 50%, of the net shares (net of taxes) obtained upon the vesting of restricted stock awards and of vested stock options (if applicable), until reaching the following specified ownership thresholds:

Officer Role(s)	Threshold
CEO	Five times base salary
CFO	Three times base salary
CDIO; CHRO	Two times base salary
Given the mandatory hold provision until thresholds are obtained, there is no specified deadline for achieving designated thresholds. For purposes of the executive stock ownership guidelines, stock ownership is defined to include stock owned by the executive directly and stock owned indirectly, including through the Company’s savings plan. As of December 31, 2025, the NEOs listed in the table had met the applicable ownership thresholds, other than our CFO, who became an officer in 2025.
Following attainment of ownership thresholds, our NEOs are required, for a period of one year, to hold an additional amount equal to 50% of the net shares obtained upon the vesting of any equity award and 50% of all stock options that vest.

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Employment and Change of Control Agreements; Severance Arrangements; CEO Transition
Generally our NEOs participate in an Executive Severance Plan, which was last modified in 2021, to provide post-termination severance benefits under specific circumstances. However, we had previously entered into severance agreements in 2015 with each of our former CEO and our CHRO, which remained in place following adoption of the Executive Severance Plan. These arrangements are described in detail under the headings “Employment Agreements and Other Arrangements” and “Termination, Severance and Change of Control Arrangements” below.
In February 2025, the Company announced that its current Chief Executive Officer would transition away from the role, effective June 30, 2025, and into an advisory role. In considering the terms of the transition agreement, the Committee believed it was important not only to comply with the terms of his pre-existing severance agreement, but to build the opportunity for a successful transition by having not only a substantial pre-transition period with Mr. Ferraro working towards the Company’s success, but also retain Mr. Ferraro to provide services after he ceased to be CEO, which the Committee believed was important given his tenure and experience. As a result, we entered into a Separation and Advising Agreement with Mr. Ferraro (the “Separation Agreement”), as further described under “Employment Agreements and Other Arrangements” below.
Perquisites and Benefits
We have historically sought to provide perquisites to our executives that are consistent with those provided by the general market and Peer Group companies. Depending on the executive, our perquisites include financial planning services, auto use or allowance, discounted auto insurance, auto leasing through the employee lease program and limited personal use of Company-leased aircraft services. Generally the Company does not provide tax reimbursements or gross-ups on perquisites for any of our NEOs other than relocation-related expenses and expatriate benefits in accordance with the Company’s standard policies.
Employees, including our NEOs, may also receive tickets for professional sporting events, which are part of the Company’s season ticket subscription, and do not result in an associated incremental cost to our Company. Our ticket allocation policy is generally seniority-based, with a valid business purpose superseding any personal use.
Anti-Hedging Policy
The Company’s insider trading policy prohibits directors, executive officers and other employees required to pre-clear trades in Company securities, along with members of their families and others living in their households and investment partnerships and other entities over which they have or share voting or investment control (collectively, the “Covered Persons”) from:
•
engaging in hedging and monetization transactions that permit any Covered Person to continue to own the Company’s equity securities without the full risks and rewards of ownership, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds;

•	holding the Company’s equity securities in a margin account or otherwise pledging the Company’s equity securities as collateral for a loan;
•	participating in transactions involving options in relation to the Company’s securities, such as puts, calls or other derivative securities on an exchange or in any other organized market; and
•	engaging in short sales of the Company’s equity securities.
For purposes of the above, the Company’s equity securities include securities acquired by a Covered Person as part of his or her compensation or otherwise. We are party to a Cooperation Agreement with SRS, our largest stockholder, under which SRS has agreed to certain voting commitments. Pursuant to the terms of the Cooperation Agreement, SRS and its affiliates are not subject to the Company’s policies applicable to directors on pledging or making purchases on margin of, or entering into derivative or hedging arrangements (including options) with respect to, the Company’s securities that are otherwise in compliance with all applicable laws, regulations and the Cooperation Agreement. The Audit Committee monitors any proposed pledges in the Company’s Common Stock, including any pledge by SRS, and regularly discusses such matters and any related risks to the Company and its stockholders, with the Board, senior management and, when appropriate, the Company’s stockholders, including SRS.

31

Recoupment (Clawback) Policy
We have adopted a clawback policy that complies with the Nasdaq listing standards that implement the SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and applies to our executive officers (as defined in applicable SEC rules). This policy applies to all incentive-based compensation (as that term is defined in the SEC rules), which includes performance-based awards granted under our Amended and Restated Equity and Incentive Plan and the cash bonus payments under the annual incentive plan in which our executive officers participate.
Compensation Committee Report
The Avis Budget Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE

Karthik Sarma (Chair)
Lynn Krominga
Glenn Lurie

32

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Comp ($)(e)	Total ($)
Choi, Brian J. CEO*	2025	837,500	—	4,285,014	—	765,351	—	33,545	5,921,410
	2024	675,000	—	2,000,060	—	—	—	34,036	2,709,096
	2023	624,000	—	1,800,200	—	726,336	—	450,841	3,601,377
Cunha, Daniel EVP, CFO*	2025	325,000	—	1,207,176	—	262,096	—	127,750	1,922,022
Pahwa, Jagdeep Executive Chairman	2025	4,655	—	5,000,050	—	—	—	—	5,004,705
Simhambhatla, Ravi EVP, Chief Digital & Innovation Officer	2025	500,000	—	1,150,008	—	381,600	—	161,765	2,193,373
	2024	500,000	—	900,050	—	—	—	152,958	1,553,008
	2023	500,000	—	900,100	—	478,404	—	596,312	2,474,816
Linnen, Edward P. EVP, CHRO	2025	600,000	—	829,979	—	390,960	—	66,450	1,887,389
	2024	600,000	—	650,098	—	—	—	62,443	1,312,541
Ferraro, Joseph A Former President and CEO*	2025	1,550,000	—	5,566,691	—	741,000	716	136,947	7,995,354
	2024	1,300,000	—	5,350,082	—	—	—	272,708	6,922,790
	2023	1,248,000	—	5,200,116	—	2,312,170	—	1,514,635	10,274,921
Martins, Izzy Former CFO*	2025	350,000	—	2,119,988	—	—	—	19,161	2,489,149
	2024	700,000	—	1,725,002	—	—	—	89,384	2,514,386
	2023	624,000	—	900,100	—	700,128	—	301,631	2,525,859

*
Mr. Choi was appointed Chief Executive Officer effective July 1, 2025, at which time Mr. Ferraro’s position transitioned to Advisor to the Board of Directors. Previously, Mr. Choi was Executive Vice President and Chief Financial Officer in 2023, and was Executive Vice President and Chief Transformation Officer from 2024 through June 2025. Mr. Cunha replaced Ms. Martins as CFO on July 1, 2025.

(a)
Salary includes amounts deferred under the Company’s Deferred Compensation Plan or 401(k) Plan. For Mr. Cunha, his 2025 salary is prorated to reflect when his employment with the Company commenced in July 2025. Mr. Pahwa’s employment with the Company was in the U.S. through November 2025 and in the U.K. beginning December 2025, at which point he began receiving a base salary to meet applicable minimum salary requirements. Mr. Pahwa’s base salary reflects a monthly average £/$ exchange rate as of the date paid, received or allocated.

(b)
Represents the aggregate grant date fair value computed by multiplying the number of shares (in the case of PSUs, based on target level as the probable outcome) by the closing price on the grant date, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation Stock—Compensation. The grant date value of the 2025 stock awards assuming achievement of the highest level of performance conditions are: for Mr. Ferraro, $7,459,359; Mr. Choi, $5,222,547; Mr. Cunha, $1,509,074; Mr. Pahwa, $6,250,094; Mr. Simhambhatla, $1,375,011; Mr. Linnen, $992,467; Ms. Martins $2,551,265. The 2025 stock awards are further discussed in the CD&A.

(c)	See a description of the 2025 AIP in the CD&A.
(d)
For Mr. Ferraro, in 2025, his pension value increased by $716. While no value is shown for 2024 and 2023, his pension value decreased by $24,644 and $3,220, respectively. Avis froze this qualified defined benefit pension plan to new participation and future benefit accruals as of December 31, 1998. Please see the “Pension Benefits Table” for further information regarding this plan.

(e)	All Other Compensation is comprised of the compensation described in the following tables.

33

All Other Compensation Table

Name	Year	Company Contributions to Deferred Compensation Plans ($)(a)	Perquisites ( $)(b)	Dividend Equivalent Stock Units ($)(c)	Other Amounts ($)(d)	Total All Other Compensation ($)
Mr. Choi	2025	3,500	29,337	—	708	33,545
	2024	3,450	29,923	—	663	34,036
	2023	3,300	32,073	414,831	637	450,841
Mr. Cunha	2025	—	127,431	—	319	127,750
		—	—	—	—	—
Mr. Pahwa	2025	—	—	—	—	—
Mr. Simhambhatla	2025	17,346	143,888	—	531	161,765
	2024	19,346	133,081	—	531	152,958
	2023	4,831	185,809	405,407	265	596,312
Mr. Linnen	2025	36,231	29,581	—	638	66,450
	2024	35,931	25,905	—	607	62,443
Mr. Ferraro	2025	94,527	41,712	—	708	136,947
	2024	216,670	55,330	—	708	272,708
	2023	272,825	52,043	1,189,059	708	1,514,635
Ms. Martins	2025	—	18,807	—	354	19,161
	2024	62,708	26,013	—	663	89,384
	2023	19,800	23,056	258,138	637	301,631

(a)
Amounts represent Company matching contributions under the Company’s Executive Deferred Compensation Plan or 401(k) Plan. Under the terms of the Deferred Compensation Plan and 401(k) Plan participants may receive Company matching contributions up to a maximum cap of 6%.

(b)	Represents the perquisites presented in the “Perquisites Table” set forth below.
(c)
Represents unvested dividend equivalent stock units credited to outstanding stock awards in connection with the Company’s special one-time cash dividend payment to stockholders in December 2023. The amount reported here reflects the aggregate grant date fair value (as described above). The dividend equivalent stock units remain subject to the same time-based and, if applicable, performance-based vesting conditions as the underlying stock awards so that dividend equivalent stock units will vest only to the extent the corresponding RSUs or PSUs become vested and, for PSUs, earned based on performance.

(d)	Amounts include the value of insurance premiums paid by the Company for a broad-based life insurance benefit.

34

Perquisites Table

Name	Year	Personal Use of Company Aircraft ($)(a)	Financial Services ($)(b)	Car ($)(c)	Other ($)(d)	Total Perquisites ($)(e)
Mr. Choi	2025	—	3,850	19,975	—	29,337
	2024	—	4,550	20,197	—	29,923
	2023	—	4,450	22,513	—	32,073
Mr. Cunha	2025	—	—	—	127,431	127,431
Mr. Pahwa	2025	—	—	—	—	—
Mr. Simhambhatla	2025	—	—	24,176	119,712	143,888
	2024	—	—	25,944	107,137	133,081
	2023	—	—	13,264	172,545	185,809
Mr. Linnen	2025	—	9,000	15,069	—	29,581
	2024	—	8,500	12,229	—	25,905
Mr. Ferraro	2025	—	13,241	28,471	—	41,712
	2024	15,380	12,580	27,370	—	55,330
	2023	13,460	11,975	26,608	—	52,043
Ms. Martins	2025	—	—	18,807	—	18,807
	2024	—	—	26,013	—	26,013
	2023	—	—	23,056	—	23,056

(a)
Under our aircraft policy, our CEO has reasonable non-business access to the Company’s leased jet services, subject to prevailing market practices. For our other NEOs, non-business access is subject to approval by our CEO. The incremental cost of personal use of the leased jet services is calculated based on the contracted per hour cost, which includes flight-specific direct operating costs such as standard fuel, maintenance, repairs, catering and miscellaneous fees such as variable fuel surcharge as applicable, and international fees for travel outside the United States. Since the aircraft is leased primarily for business travel, fixed costs are not included. If there are personal use flights for which an NEO does not personally pay the Company’s incremental cost, then the amount paid by the Company is reflected above. Spouses of NEOs are occasionally additional passengers on business flights provided by our leased jet services. In such cases, if there is no incremental cost to the Company, no amount is reflected in the table. No tax gross-ups are provided on personal use of the leased jet.

(b)
For Mr. Ferraro, includes actual costs the Company incurred for financial services provided by Ayco, including tax return preparation, financial planning and estate planning. For Mr. Choi and Mr. Linnen, includes amount paid directly by the Executive for financial services with a third-party provider, with qualified amounts reimbursed by the Company.

(c)
Represents the annual lease value of a Company-provided car. NEOs are eligible to participate in the Company’s employee auto insurance program and employee car lease program; however, no amounts are included for these programs as the Company does not incur any associated incremental cost.

(d)
Mr. Simhambhatla was eligible for relocation benefits (which include tax reimbursements) under the Company’s standard policies for executives for twelve months following his commencement of employment in July 2022. Because he did not relocate during the 12-month period covered by Company policy, the Company agreed to pay continued commuting expenses (air and ground travel, temporary housing and the car lease referenced in (c) above) but does not provide tax reimbursements on these expenses. For 2023, amounts represent temporary housing ($75,377) and, during the period he was covered by the Company’s relocation policy, related tax reimbursement for six months ($32,473), and commuting expenses (air and ground travel) paid by the Company in the amount of $64,695. For 2024, amounts represent temporary housing ($43,362) and commuting expenses (air and ground travel) paid by the Company in the amount of $63,775. For 2025, the Company transitioned Mr. Simhambhatla’s arrangement mid-year from reimbursements for housing and commuting expenses to a monthly allowance program, with Mr. Simhambhatla then responsible for covering his own expenses related to commuting and housing. Amounts for 2025 represent temporary housing ($36,166) and commuting expenses (air and ground travel) paid by the Company in the amount of $33,546, and monthly allowance payments totaling $50,000. Mr. Cunha was eligible for relocation benefits (which include tax reimbursements) under the Company’s standard policies for executives for twelve months following his commencement of employment in July 2025. Amounts for 2025 consisted of relocation and home purchase support ($91,675) and related tax reimbursement ($35,756).

(e)	For Messrs. Choi and Linnen, amount includes payments for annual physical examination (annual costs did not exceed $5,512).

35

2025 Grants of Plan-Based Awards
The following table reflects information regarding our annual cash incentive plan and grants of stock awards (RSUs and PSUs) during 2025. We did not grant any stock options during 2025.

Name	Award Type	Grant/ Approval Date	Estimated Possible Payouts Under Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards Number of Shares of Stock or Units (#)(c)	Grant Date Fair Value of Stock Awards ($)(d)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Choi	Annual Incentive	—	585,938	1,171,875	1,757,813	—	—	—	—	—
	RSU	3/12/2025	—	—	—	—	—	—	29,933	1,875,003
	PSU – Tranche A	3/12/2025	—	—	—	14,967	29,933	44,900	—	1,875,003
	PSU – Tranche B	3/12/2025	—	—	—	4,271	8,541	8,541	—	535,008
Mr. Cunha	Annual Incentive	—	204,795	409,589	614,384	—	—	—	—	—
	RSU	7/23/2025	—	—	—	—	—	—	2,909	603,588
	PSU – Tranche A	7/23/2025	—	—	—	1,455	2,909	4,364	—	603,588
Mr. Pahwa	Annual Incentive	—	—	—	—	—	—	—	—	—
	RSU	3/12/2025	—	—	—	—	—	—	39,911	2,500,025
	PSU – Tranche A	3/12/2025	—	—	—	19,956	39,911	59,867		2,500,025
Mr. Simhambhatla	Annual Incentive		300,000	600,000	900,000	—	—	—	—	—
	RSU	3/12/2025	—	—	—	—	—	—	7,184	450,006
	PSU – Tranche A	3/12/2025	—	—	—	3,592	7,184	10,776	—	450,006
	PSU – Tranche B	3/12/2025	—	—	—	1,996	3,991	3,991		249,996
Mr. Linnen	Annual Incentive		300,000	600,000	900,000	—	—	—	—	—
	RSU	3/12/2025	—	—	—				5,188	324,976
	PSU – Tranche A	3/12/2025	—	—	—	2,594	5,188	7,782	—	324,976
	PSU – Tranche B	3/12/2025	—	—	—	1,437	2,874	2,874	—	180,027
Mr. Ferraro	Annual Incentive	—	650,000	1,300,000	1,950,000	—	—	—	—	—
	RSU	3/12/2025	—	—	—	—	—	—	28,438	1,781,356
	PSU	3/12/2025	—	—	—	30,215	60,430	90,645	—	3,785,335
Ms. Martins	Annual Incentive	—	437,500	875,000	1,312,500	—	—	—	—	—
	RSU	3/12/2025	—	—	—	—	—	—	13,769	862,490
	PSU – Tranche A	3/12/2025				6,885	13,769	20,654		862,490
	PSU – Tranche B	3/12/2025	—	—	—	3,153	6,306	6,306	—	395,008

(a)
Reflects pay opportunity under the 2025 AIP, which is discussed in the CD&A. Amounts actually earned and paid for 2025 performance are reflected in the Summary Compensation Table. Reflects pro-rated amounts for the CEO and CFO transitions as applicable.

(b)
For Mr. Ferraro, represents an award of PSUs which were eligible to vest in March 2026, but did not achieve the minimum level of performance for payout. For the other executives, Tranche A represents awards of PSUs which are scheduled to vest in March 2028, subject to both continued service through the vesting date and attainment of performance goals. Tranche B represents awards of PSUs which are scheduled to vest in March 2027, subject to both continued service through the vesting date and attainment of performance goals. The PSU awards are further described in the CD&A under “2025 Long-Term Incentive Awards”.

(c)
Generally represents RSUs which are scheduled to vest in equal installments on each of the first three anniversaries of the date of grant, subject to continued service through each vesting date. For Mr. Ferraro, represents RSUs granted with a vesting date on March 12, 2026.

(d)	Represents the aggregate grant date fair value computed by multiplying the number of shares (in the case of PSUs, based on target level as the probable outcome) by the closing price on the grant date.

36

Outstanding Equity Awards at Fiscal Year-End Table
The following table reflects information regarding our outstanding stock awards at December 31, 2025. There were no stock options outstanding.

		Stock Awards (a)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Choi	3/12/2025	29,933(e)	3,841,003	16,463(k)	2,112,532
	3/12/2025	—	—	4,271(l)	548,055
	3/13/2024	5,895(c)	756,446	4,421(i)	567,303
	3/9/2023	1,515(d)	194,405	—(j)	—
Mr. Cunha	7/23/2025	2,909(f)	373,283	1,600(k)	205,312
Mr. Pahwa	3/12/2025	39,911(e)	5,121,380	21,951(k)	2,816,752
Mr. Simhambhatla	3/12/2025	7,184(e)	921,851	3,951(k)	506,992
	3/12/2025	—	—	1,996(l)	256,127
	3/13/2024	2,653(c)	340,433	1,990(i)	255,357
	3/9/2023	758(d)	97,267	—(j)	—
	7/26/2022	17,791(g)	2,282,941	—	—
Mr. Linnen	3/12/2025	5,188(e)	665,724	2,853(k)	366,097
	3/12/2025		—	1,437(l)	184,396
	3/13/2024	1,916(c)	245,861	1,437(i)	184,396
	3/9/2023	547(d)	70,191	—(j)	—
Mr. Ferraro	3/12/2025	28,438(b)	3,649,164	—(h)	—
	3/13/2024	15,768(c)	2,023,350	—(i)	—
	3/9/2023	4,375(d)	561,400	—(j)	—

(a)
Stock awards reflect RSUs and PSUs, together with the dividend equivalent stock units that accrued on such awards as a result of the special one-time cash dividend paid to stockholders in December 2023 that remain subject to the same vesting conditions as the underlying stock awards. Values are based on the closing price of our Common Stock on December 31, 2025 of $128.32. For PSUs where performance levels have been achieved but remained unvested as of December 31, 2025, the number of shares shown as outstanding reflect the actual achievement. Notes (b)-(l) are set forth below. Ms. Martins is not included because her equity awards were forfeited upon her departure in 2025.

	Award	Scheduled Vesting
(b)	RSUs	March 12, 2026 subject to vesting under the terms of his Separation Agreement
(c)	RSUs	Two equal installments on March 13, 2026 and 2027. Mr. Ferraro’s RSUs were subject to vesting under the terms of his Separation Agreement.
(d)	RSUs	March 9, 2026. Mr. Ferraro’s RSUs were subject to vesting under the terms of his Separation Agreement.
(e)	RSUs	Three equal installments on March 12, 2026, 2027, and 2028.
(f)	RSUs	Three equal installments on July 23, 2026, 2027, and 2028.
(g)	RSUs	July 26, 2026.
(h)	PSUs
March 12, 2026, based on one-year cumulative Adjusted EBITDA, as discussed in the CD&A, and disclosed above at the actual achievement level. The threshold performance was not attained. For Mr. Ferraro, these PSUs were forfeited under his Separation Agreement.

(i)	PSUs	March 13, 2027, based on three-year cumulative Adjusted EBITDA, and disclosed above at threshold achievement level. For Mr. Ferraro, these PSUs were forfeited under his Separation Agreement.
(j)	PSUs	March 9, 2026, based on three-year cumulative Adjusted EBITDA (75% weighting) and a variable cost metric (25% weighting), and disclosed above at the actual achievement level.
(k)	PSUs	March 12, 2028 (or July 23, 2028 for Mr. Cunha), based on three-year cumulative Adjusted EBITDA, as discussed in the CD&A, and disclosed above at projected vesting level of 55% as of year-end.
(l)	PSUs	March 12, 2027, based on two-year cumulative Adjusted EBITDA, as discussed in the CD&A, and disclosed above at threshold achievement level.

37

2025 Option Exercise and Stock Vested Table
The following table reflects information regarding vesting of our stock awards during fiscal 2025. There were no stock options outstanding or exercised.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)
Mr. Choi	21,212	2,048,295
Mr. Cunha	—	—
Mr. Pahwa	—	—
Mr. Simhambhatla	4,418	612,823
Mr. Linnen	10,501	1,113,488
Mr. Ferraro	52,072	4,777,459
Ms. Martins	6,853	462,182

(a)	The value realized on vesting reflects the market value of the shares (before taxes) on the applicable vesting date.
Pension Benefits Table

Name	Plan Name (a)	Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Mr. Ferraro	Avis Rent A Car System, LLC Pension Plan	21 years, 1 month	350,483	—

(a)
Avis froze its qualified defined benefit pension plan to new participation and future benefit accruals as of December 31, 1998. Mr. Ferraro is the only NEO who participated in this plan. Prior to December 31, 1998, Mr. Ferraro earned the right to receive certain benefits upon retirement at the retirement age of 65 or upon early retirement on or after age 55. For a discussion of the calculation of retirement benefits, please see Note 19 to our audited financial statements for the fiscal year ended December 31, 2025, included in our 2025 Form 10-K.

The Avis Rent A Car System, LLC Pension Plan is a qualified, final average pay type of retirement plan that pays unreduced benefits upon attainment of age 65. The retirement benefit is calculated by multiplying years of credited service and final average pay (five highest consecutive years earnings in the ten years immediately preceding the December 31, 1998 plan freeze date) and reducing that amount by a portion of estimated Social Security old age benefits payable at age 65. The normal form of payment is a 50% joint and survivor annuity (assuming the participant is married at the time benefit payments commence). Alternate forms of annuity payments and a lump-sum option may be selected, if approved by the spouse.
Non-qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals/ Distributions ($)(d)	Aggregate Balance at Last FYE ($)(e)(f)
Mr. Choi	—	—	—	—	—
Mr. Cunha	—	—	—	—	—
Mr. Pahwa	—	—	—	—	—
Mr. Simhambhatla	—	—	—	—	—
Mr. Linnen	38,077	15,231	242,607	—	1,654,070
Mr. Ferraro	73,527	73,527	874,568	—	5,886,106
Ms. Martins	—	—	1,277	(123,534)	—

(a)
Under the deferred compensation plan as in effect during 2025, participants were able to elect to defer a maximum of 80% of base salary and 98% of annual cash incentives. The agreements between participants and the Company must provide that the deferrals under the plan are (1) irrevocable; (2) agreed to before the compensation is earned; and (3) for a specified length of time. Amounts deferred by participants, as well as any matching contributions made by the Company, are typically contributed to a rabbi trust established for the purpose of holding plan assets. Participants may allocate deferrals to one or more deemed investments under the plan. Matching contributions may be subject to such distribution provisions as determined from time to time; however, all of a participant’s account value as a result of plan contributions prior to the 2023 plan year will be distributed in the event of a change in control (as defined in the deferred compensation plan) or in the event that the participant’s service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect installments over a period of up to 10 years; however, the participant’s entire account balance will be paid in a single lump-sum following a change in control.

(b)	The Company provides matching contributions for its NEOs up to a cap of 6% of base salary and annual incentive, as applicable.
(c)
All participant deferrals and matching contributions are immediately vested and are held in a grantor trust. Under this arrangement, the Company takes no tax deduction, and the beneficiaries pay no tax on contributions to the trust until amounts are paid. Although funds are potentially subject to the employer’s creditors, they are inaccessible to present and future management until payment is required to be made in accordance with the terms of the plan.

(d)
Amounts represent ordinary-course distributions pursuant to prior payment elections made by the NEOs in accordance with the terms and conditions of the applicable plan (as further discussed in note (a) above).

38

(e)
Represents total trust assets accumulated for all periods of plan participation through the end of 2025. The aggregate balance is the sum of all participant and registrant contributions and investment earnings less any withdrawals or distributions.

(f)
As of 2025, our deferred compensation plan is the Supplemental Savings Plan which includes amounts previously under different plans that were merged together (the Supplemental Savings Plan, Deferred Compensation Plan and Savings Restoration Plan).

Employment Agreements and Other Arrangements
Each NEO has a written agreement with the Company or is eligible to participate in the Executive Severance Plan, as summarized below and discussed under “Employment and Change of Control Agreements; Severance Arrangements.”
Former CEO Arrangements
Our former CEO, Mr. Ferraro, was party to a pre-existing severance agreement entered into in 2015 with the Company. The agreement generally provided that if the executive’s employment was terminated by us other than for “Cause” (as defined below), disability or death, he will receive lump-sum severance equal to 200% of the sum of base salary plus target incentive bonus, and perquisites to include, if applicable, car usage and financial planning for a period of up to 24 months. In addition, in connection with any such termination, the agreement also provided for accelerated vesting on termination of the stock-based awards that would have vested in accordance with their original vesting schedule by the two-year anniversary of termination of employment. However, awards that vest based on the achievement of specified objective performance goals will remain outstanding following such termination and become vested or be forfeited based on actual achievement of the applicable performance goals during the two-year period following such termination. Severance was contingent upon the executive’s execution and non-revocation of a separation agreement containing a release of claims against the Company and non-competition covenants.
We entered into the Separation Agreement in order to comply with the terms of this pre-existing severance agreement due to his termination without cause, but also provide for compensation for an advisory period to ensure he would be engaged for a significant lead-in period to the CEO transition and would continue to provide assistance during a longer transition period, which the Committee believed was important given his long tenure and experience. As a result, on June 30, 2025, he transitioned from CEO to a non-executive role for six months, after which he agreed to remain as a part-time advisor until June 2026. His compensation for his post-CEO role was $150,000 per month for no more than 12 months. Upon his separation from employment, he received the benefits required upon a termination without cause under his pre-existing severance agreement, as described above. This resulted in a total severance payment of $7,800,000 to be paid in 2026, subject to continued compliance with restrictive covenants and other conditions, as well as vesting of outstanding RSUs (in the amounts set forth in the Outstanding Equity Awards table above). Notwithstanding the terms of his pre-existing severance agreement, he agreed to forfeit PSUs granted in prior years, and his 2025 PSUs were forfeited because the performance metrics were not met.
CHRO Agreement
Our CHRO is party to a severance agreement entered into in 2015 with the Company. The agreement generally provides that if the executive’s employment is terminated by us other than for “Cause” (as defined below), disability or death, he will receive lump-sum severance equal to 200% of the sum of base salary plus target incentive bonus, and perquisites to include, if applicable, car usage and financial planning for a period of up to 24 months. Severance is contingent upon each executive’s execution and non-revocation of a separation agreement containing a release of claims against the Company and non-competition covenants.
Severance Plan
Each of our other NEOs is eligible to participate in the Executive Severance Pay Plan adopted by the Board in December 2020 (the “Executive Severance Plan”). The Executive Severance Plan provides that if any of these executives is involuntarily terminated other than for cause and delivers an agreement and general release as set forth in the plan, such executive shall be entitled to:
•	two years of base pay;
•
payment under the short-term incentive plan in place in the year of termination, pro rata for the amount of time employed in that year, based on the extent to which performance goals are achieved, with any individual component computed as though the applicable target was reached;

39

•
accelerated vesting of unvested RSUs scheduled to vest within one year of employment termination, and vesting of unvested PSUs scheduled to vest within one year of employment termination based on the extent to which the performance goals are achieved; and

•
a lump-sum payment equal to the Company’s portion of certain health care premiums for one year of coverage, and perquisites to include, if applicable, car usage and financial planning for a period of up to 12 months.

As noted above, no NEO is entitled to any tax gross-up or other payments for any “golden parachute” excise taxes, interest or penalties.
In addition, our equity award agreements generally provide for potential vesting upon death or disability prior to the vesting date, and our annual incentive program provides for payments in the event of an executive’s death or disability prior to the payment date.
Definition of Cause
For all NEOs, “Cause” is defined to generally include the willful failure to substantially perform duties, any act of fraud, embezzlement or similar conduct and conviction of a felony.
Discussion of Change-in-Control Provisions
The Company’s Amended and Restated Equity and Incentive Plan (the “Equity Plan”) generally provides that equity awards accelerate following a Change in Control (as defined in the Equity Plan) of the Company only if a participant is also terminated without Cause or experiences a Constructive Discharge (as defined in the Equity Plan) within two years following a Change in Control.
“Constructive Discharge” is generally defined as set forth in a grantee’s employment agreement, or if no agreement or definition exists it is defined as: (a) a material reduction in base compensation, (b) a material adverse change in the nature or status of duties or responsibilities, or (c) a relocation of more than 30 miles from the principal place of employment.
Potential Payments on Termination or Change of Control
The table below provides estimated potential severance payments for each NEO, as of December 31, 2025, under the circumstances described (excluding amounts accrued under the pension plan described above or other retirement plans, as applicable). Mr. Ferraro is not included because the amounts paid in connection with his termination of employment under his Separation Agreement are described above. Ms. Martins is not included because she left before year-end and did not receive severance.

Name and Triggering Event (a)	Lump-Sum Severance Payment ($)(b)	Accelerated Vesting of Stock- Based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Total ($)
Mr. Choi
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	765,351	10,863,443	—	11,628,794
Termination by Company without Cause	2,467,067	1,852,812	22,669	4,342,548
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	2,467,067	10,863,443	22,669	13,353,179
Change of Control Transaction without Termination	—	—	—	—
Mr. Cunha
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	262,096	746,566	—	1,008,662
Termination by Company without Cause	928,248	124,342	—	1,052,590
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	928,248	746,566	—	1,674,814
Change of Control Transaction without Termination	—	—	—	—

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Name and Triggering Event (a)	Lump-Sum Severance Payment ($)(b)	Accelerated Vesting of Stock- Based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Total ($)
Mr. Pahwa
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	—	10,242,759	—	10,242,759
Termination by Company without Cause	111,709	1,707,041	—	1,818,750
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	111,709	10,242,759	—	10,354,468
Change of Control Transaction without Termination	—	—	—	—
Mr. Simhambhatla
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	381,600	5,587,053	—	5,968,653
Termination by Company without Cause	1,397,752	2,857,558	23,003	4,278,313
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	1,397,752	5,587,053	23,003	7,007,807
Change of Control Transaction without Termination	—	—	—	—
Mr. Linnen
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	390,960	2,385,084	—	2,776,044
Termination by Company without Cause	2,400,000	—	45,802	2,445,802
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	2,400,000	2,385,084	45,802	4,830,886
Change of Control Transaction without Termination	—	—	—	—

(a)
Descriptions of the terms “Cause” and “Constructive Discharge” are provided above under the sections captioned “Employment Agreements and Other Arrangements — Definition of Cause” and “Discussion of Change-in-Control Provisions.”

(b)
Lump-sum severance payments due to death or disability, for each NEO, is based on actual annual incentives under the AIP in 2025. For Mr. Linnen, lump sum severance payments, other than due to death or disability, is calculated as of December 31, 2025, based on base salary and target annual incentive and multiplied by 200%. For Messrs. Choi, Cunha, Pahwa and Simhambhatla, lump sum severance payments, other than due to death or disability, are calculated as of December 31, 2025, based on base salary multiplied by 200%, actual incentives earned under the AIP in 2025, and the annual amount of the Company’s contribution towards medical and dental premiums.

(c)
The values of RSUs and PSUs were calculated assuming accelerated vesting as of December 31, 2025 and based on the closing price of our Common Stock of $128.32 on December 31, 2025. Additionally, values are based on actual vesting levels for the 2023 PSUs, and target vesting for the 2024 & 2025 PSUs except for termination without cause or due to constructive discharge as applicable. Descriptions of the accelerated vesting provisions are provided under “Employment Agreements and Other Arrangements.”

(d)
For Mr. Linnen, reflects 24 months of continued health and dental, car benefits and financial planning. For Messrs. Choi, Cunha, Pahwa and Simhambhatla, reflects 12 months of continued participation in financial planning and car benefits, as applicable based on each Executive’s participation in such programs as of December 31, 2025.

CEO Pay Ratio
Based on a review of our internal records, we believe that there has not been a change in our employee population or compensation arrangements that would significantly change our pay ratio disclosure as compared to last year. Therefore, for 2025, we relied on the same median employee identified for 2023 (the “Median Employee”) to calculate this year’s pay ratio and calculated the total annual compensation for the Median Employee applying the same methodology used for our named executive officers, as set forth in the Summary Compensation Table above. As Mr. Choi’s 2025 total compensation shown in the Summary Compensation Table does not reflect a full year of CEO pay, we annualized the CEO portion of his compensation. Under this methodology, total compensation for 2025 for our CEO was $7,518,979. Our Median Employee’s total compensation for 2025 was $49,818. The ratio of our CEO’s pay to the pay of our Median Employee for 2025 is 151 to 1.

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Pay Versus Performance
In accordance with Section 953(a) of the Dodd-Frank Act and Item 402(v) of SEC Regulation S-K, we are required to disclose the relationship between executive compensation actually paid (“CAP”) by us and our financial performance over the applicable time period of the disclosure.
Pay Versus Performance Table

Year	SCT Total for PEO (Choi) (a)(b) ($)	CAP to PEO (Choi) (a)(c) ($)	SCT Total for PEO (Ferraro) (a)(b) ($)	CAP to PEO (Ferraro) (a)(c)(d) ($)	Average SCT Total for Non- PEO NEOs (e)(f) ($)	Average CAP to non-PEO NEOs (e)(g) ($)	TSR (h) ($)	Peer Group TSR (h) ($)	Net Income (Loss) ($) (billions)	Adjusted EBITDA (i) ($) (billions)
2025	5,921,410	5,247,145	7,995,354	7,653,364	2,699,327	2,320,926	361.89	149.32	(0.995)	0.748
2024	N/A	N/A	6,922,790	(7,135,061)	2,022,258	(1,595,196)	227.34	134.49	(1.817)	0.628
2023	N/A	N/A	10,274,921	17,022,638	3,535,130	5,335,554	499.91	132.43	1.635	2.490
2022	N/A	N/A	13,010,743	5,274,544	5,079,055	2,547,482	439.49	109.81	2.756	4.133
2021	N/A	N/A	8,594,555	64,815,057	3,344,194	21,392,900	555.95	133.21	1.283	2.411

(a)	In 2025, Mr. Choi served as the PEO starting July 1, 2025, and Mr. Ferraro served as PEO until that date. The PEO for each other year is Mr. Ferraro.
(b)
Values reflect total compensation as shown in the Summary Compensation Table for each year shown. Because Mr. Choi served as an executive officer (Chief Transformation Officer) during 2025 until his appointment as PEO, his total compensation for 2025 is included, and he is included in the Non-PEO NEO column for other years as noted below.

(c)
In accordance with Item 402(v) of Regulation S-K, CAP (or Compensation Actually Paid) is calculated first by subtracting the amounts shown in the Stock Awards column of the Summary Compensation Total for each applicable year. (For 2025, the Stock Award amount was $4,285,014 for Mr. Choi and $5,566,691 for Mr. Ferraro. For prior years, the amount is set forth in the Summary Compensation Table shown elsewhere in this proxy or in the proxy statement for the applicable year.) Then the following adjustments are made to the calculation for each PEO for the year(s) in which each served as PEO:

Mr. Choi:

Year	Fair value at 12/31 of equity awards granted during the year and unvested at 12/31 ($)	Fair value at vesting of equity awards granted and vested in the year ($)	Change in fair value during the year of equity awards outstanding both on 1/1 and 12/31 ($)	Change in fair value during the year of equity awards outstanding on 1/1 that vested during the year ($)	Forfeitures of equity awards that had value on 1/1 that failed to vest during the year ($)
2025	2,891,002	—	381,351	338,395	—

Mr. Ferraro:

Year	Fair value at 12/31 of equity awards granted during the year and unvested at 12/31 ($)	Fair value at vesting of equity awards granted and vested in the year ($)	Change in fair value during the year of equity awards outstanding both on 1/1 and 12/31 ($)	Change in fair value during the year of equity awards outstanding on 1/1 that vested during the year ($)	Forfeitures of equity awards that had value on 1/1 that failed to vest during the year ($)
2025	3,649,164	—	996,318	579,935	—
2024	2,859,882	—	(5,909,341)	(5,658,310)	—
2023	5,181,398	—	996,802	5,769,633	—
2022	8,197,914	—	(8,584,873)	850,627	—
2021	20,813,727	—	35,195,582	5,211,225	—

(d)
For Mr. Ferraro for 2025, $716 of pension earnings in the Summary Compensation Total has been removed when calculating CAP, and no additional pension values have been included for any years as there are no service costs because the Avis Rent A Car System, LLC Pension Plan was frozen as of December 31, 1998.

(e)
The non-PEO NEOs for 2025 are Ms. Martins and Messrs. Cunha, Pahwa, Simhambhatla and Linnen; for 2024 are Ms. Martins and Messrs. Choi, Simhambhatla and Linnen; for 2023 and 2022 are Messrs. Choi, Hees and Simhambhatla and Ms. Martins; for 2021 are Messrs. Choi, Hees, Sita, and Rankin.

(f)	Values reflect the average total compensation as shown in the Summary Compensation Table for the non-PEO NEOs for each year shown.

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(g)
In accordance with Item 402(v) of Regulation S-K, CAP is calculated first by subtracting the average of the amounts shown in the Stock Awards column of the Summary Compensation Total for each applicable year. (For 2025, the individual Stock Award amounts for our non-PEO NEOs were $1,207,176, $5,000,050, $1,150,008, $829,979 and $2,119,988. For prior years, the amount is set forth in the Summary Compensation Table shown elsewhere in this proxy or in the proxy statement for the applicable year.) Then the following adjustments are made to the calculation:

Year	Fair value at 12/31 of equity awards granted during the year and unvested at 12/31 ($)	Fair value at vesting of equity awards granted and vested in the year ($)	Change in fair value during the year of equity awards outstanding both on 1/1 and 12/31 ($)	Change in fair value during the year of equity awards outstanding on 1/1 that vested during the year ($)	Forfeitures of equity awards that had value on 1/1 that failed to vest during the year ($)
2025	1,930,175	—	244,795	86,690	(578,621)
2024	704,965	—	(1,848,540)	(1,155,076)	—
2023	1,818,532	—	263,742	1,618,281	—
2022	3,955,662	—	(1,719,420)	(980,296)	—
2021	6,595,092	—	11,794,300	1,534,325	—

(h)
Total Shareholder Return (“TSR”) is determined based on the value of an initial fixed investment of $100 on December 31, 2020. The peer group TSR reflects the Dow Jones US Transportation Average Index, which we also use in the stock performance graph required by Item 201(e) of Regulation S-K under the Exchange Act and included in our 2025 Form 10-K.

(i)
The Company-selected measure is Adjusted EBITDA, which is a non-GAAP financial metric. We define Adjusted EBITDA as income (loss) from continuing operations before non-vehicle related depreciation and amortization; long-lived asset impairment and other related charges; other fleet charges; restructuring and other related charges; early extinguishment of debt costs; non-vehicle related interest; transaction-related costs, net; legal matters, net, which primarily includes amounts recorded in excess of $5 million, related to unprecedented self-insurance reserves for allocated loss adjustment expense, class action lawsuits and personal injury matters; non-operational charges related to shareholder activist activity, which includes third party advisory, legal and other professional fees; COVID-19 charges, net; cloud computing costs; other (income) expense, net; severe weather-related damages in excess of $5 million, net of insurance proceeds; and income taxes. This non-GAAP measure is a performance metric in our incentive programs, as described in the Compensation Discussion and Analysis section above.

Most Important Financial Measures
The financial measures determined to be most important by the Committee under our incentive compensation programs are as follows:

Adjusted EBITDA	Revenue	Variable Cost	Utilization
Analysis of the Information Presented in the Pay Versus Performance Table
As required by Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between CAP and the metrics presented in the Pay Versus Performance table.
For the period shown in the table above, the amount of CAP generally is aligned with the Company’s TSR. For this same period, our TSR has exceeded that of the peer group TSR presented in the table. The alignment of CAP with the Company’s TSR (and its relative TSR to the peer group) over the period presented is because a significant portion of the CAP is in the form of equity awards the value of which varies year to year for purposes of this table depending on the stock price (including for unvested awards). For example, our TSR for the period ending 2025 increased compared to the period ending 2024, and the CAP also increased from 2024 to 2025, whereas CAP had decreased from 2023 to 2024 when our TSR for the relative periods also decreased.
While the Company does not use net income as a performance measure in its executive compensation program, the measure of net income is correlated with the measure of Adjusted EBITDA, which is a performance goal under both the annual and long-term incentive compensation programs. As shown in the table above, the amount of CAP does not necessarily align with the Company’s net income and Adjusted EBITDA over the five years presented in the table, primarily as a result of the impact of stock price on the calculation of CAP (including for awards that remain unvested and unearned) as described above.

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Director Compensation
For 2025, our non-employee directors were eligible to receive an annual director retainer of $250,000. To reflect their additional responsibilities, the Lead Independent Director and the chairs and members of the Audit, Compensation and Corporate Governance Committees were also eligible to receive additional annual retainers in 2025 at the rates set forth below.

Annual Retainers ($)
Lead Independent Director	30,000
Audit Committee Chair	35,000
Audit Committee Member	15,000
Compensation Committee Chair	30,000
Compensation Committee Member	15,000
Corporate Governance Committee Chair	30,000
Corporate Governance Committee Member	12,000

Annual retainers described above (collectively, “Director Fees”) are paid (i) 50% in cash on a quarterly basis and (ii) 50% in the form of an annual RSU award with vesting scheduled on the one-year anniversary of the grant date, subject to an annual cap of 30,000 units.
Under the Company’s deferred compensation plan applicable to non-employee directors (the “NED Plan”), directors were permitted to elect to defer all or a portion of their Director Fees. Directors who elected to defer cash fees were permitted to choose from various investment choices similar to those available to the NEOs under our executive deferred compensation plan or to receive an increased RSU award in lieu of some or all of such cash fees. Deferred units would convert on a one-on-one basis into the Company’s Common Stock upon termination of service, a change in control, or at a different time based on a director’s election. In October 2025, the NED Plan was terminated, so that no further deferrals can be made and requiring distributions as promptly as practicable after the 12-month anniversary of the termination.
Directors do not receive any meeting fees or any benefits such as life or medical insurance. Any member of the Board who is also an officer or employee of our Company does not receive compensation for serving as a director. Directors are eligible for limited matching of charitable contributions through the Avis Budget Group Charitable Foundation and are also eligible to purchase vehicles through the auto lease program we make available to our employees; however, such purchases do not result in an associated incremental cost to the Company.
Stock Ownership Guidelines
Minimum stock ownership guidelines require each non-employee director to acquire and hold designated levels of our Company’s Common Stock. Under these guidelines, our non-employee directors are required to retain a minimum of 50% of the net shares (net of taxes) awarded in connection with their director compensation, until reaching an ownership threshold of five times the annual cash retainer. Given the mandatory hold provision until the threshold is obtained, there is no specified deadline for achieving designated thresholds. Under these guidelines, stock ownership is defined to include stock owned by the director directly or indirectly, including any vested award deferred under the NED Plan. As of December 31, 2025, all current non-employee directors subject to these guidelines had exceeded such minimum ownership threshold.

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2025 Director Compensation Table

Name of Director	Fees Earned or Paid In Cash ($)(a)	Stock Awards ($)(b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(c)	Total ($)
Pahwa, Jagdeep (d)	—	—	—	—	—
Hariharan, Anu	132,500	132,529	—	5,000	270,029
Hees, Bernardo	125,000	124,943	—	5,000	254,943
Krominga, Lynn	170,000	170,021	—	5,000	345,021
Lurie, Glenn	150,000	149,967	—	5,000	304,967
Sarma, Karthik (d)	—	—	—	—	—

(a)	Represents the cash portion of the Director Fees described above.
(b)
Represents the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718. The number of stock units are determined by dividing the applicable portion of the Director Fees by the Company’s closing stock price on the date of grant (rounded to the nearest whole number of shares).

Outstanding stock awards (including unvested RSU awards and deferred stock units under the NED Plan, together with underlying dividend equivalent stock units (“DEUs”)) for the Company’s non-employee directors at fiscal year-end are as follows: for Ms. Hariharan, 3,990; for Mr. Hees, 10,179 and 10,095 unvested PSUs, along with underlying DEUs; for Ms. Krominga, 30,354; and for Mr. Lurie, 16,054. See the Outstanding Equity Awards table for Mr. Pahwa’s awards as Executive Chairman.
In addition to his compensation under our non-employee director policy, Mr. Hees received an additional equity award in 2025 to recognize his long-time service as Executive Chairman, which was an RSU grant with a grant date value of approximately $405,000.
(c)	Includes discretionary matching contributions available through The Avis Budget Group Charitable Foundation for all non-employee directors.
(d)	See the Summary Compensation Table for Mr. Pahwa’s compensation as Executive Chairman. Mr. Sarma waived compensation for Board service for 2025.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee, which administers the Company’s executive compensation policies and programs, is comprised entirely of independent directors: Karthik Sarma (Chair), Lynn Krominga and Glenn Lurie. No member of the Compensation Committee is or was formerly an officer or employee of the Company or any of the Company’s subsidiaries. See “Corporate Governance—Related Person Transactions” above for certain transactions involving the Company in which Mr. Sarma, in his capacity as Managing Partner at SRS, may potentially be deemed to have an indirect interest. In addition, none of our executive officers serve on the compensation committee or board of directors of a company for which any of our directors serves as an executive officer.

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Report of Audit Committee
Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of the Company’s controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon.
In performing its oversight function, the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the Audit Committee has received the written disclosures and letter required from the independent auditors by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and the evaluations of the Company’s internal controls.
Based on the reviews and discussions referred to above and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC. The Audit Committee also has recommended the selection of the Company’s independent registered public accounting firm for fiscal year 2026.
THE AUDIT COMMITTEE
Glenn Lurie, Chair
Lynn Krominga
Anu Hariharan

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Proposal No. 2
Ratification of Appointment of Auditors
The Audit Committee’s Charter provides that the Audit Committee is responsible for:
•
appointing, compensating and overseeing the work performed by our independent auditors related to the audit of our annual consolidated financial statements and internal controls over financial reporting; and

•	evaluating the qualifications, performance and independence of our independent auditors with the assistance of management.
The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Deloitte has served as our independent registered public accounting firm since 1997. Prior to appointing Deloitte for 2026, the Audit Committee considered Deloitte’s tenure, technical expertise, capabilities as independent auditors, industry knowledge and communication with the Audit Committee, and also considered the impact on the Company of changing independent auditors.
The lead engagement partner from Deloitte is required to be rotated every five years. The process for selecting a new lead engagement partner includes a meeting between the Audit Committee Chair and the candidate for this role, as well as discussion by the full Audit Committee and with senior management. The lead engagement partner from Deloitte was last rotated in 2025.
A representative of Deloitte is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of shareholders.
Principal Accounting Firm Fees. Fees billed to the Company by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2025 and 2024 were as follows:

	Fee (in thousands)
Type of Fees	2025	2024
Audit Fees	$11,323	$10,414
Audit-Related Fees	$72	$31
Tax Fees	$3,953	$2,172
All Other Fees	$—	$—

Audit Fees. The aggregate audit fees primarily relate to the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2025 and 2024 and for the reviews of the consolidated condensed financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services, including services related to regulatory and statutory filings and financings.
Audit-Related Fees. The aggregate audit-related fees for 2025 and 2024 primarily relate to audits of employee pension and benefit plans.
Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2025 and 2024 relate to tax compliance, tax advice and tax planning. For the fiscal years ended December 31, 2025 and 2024, approximately $1.0 million and $1.0 million, respectively, of such fees related to U.S. and foreign tax return compliance and approximately $2.9 million and $1.2 million, respectively, related to tax advice and tax planning.
All Other Fees. There were no other fees for the fiscal year ended December 31, 2025 or December 31, 2024.
The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence.
The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, as described below.
All services performed by the independent registered public accounting firm in 2025 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related,

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tax and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. At the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the ensuing fiscal year is presented to the Audit Committee for approval.
Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, except for de minimis amounts under certain circumstances as described below, and the provision of such services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee no later than the next regularly scheduled meeting for any interim approvals granted.
On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services for the fiscal year.
The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.
The Audit Committee has also adopted a policy prohibiting the Company from hiring the Deloitte Entities’ personnel who have been directly involved in performing auditing procedures or providing accounting advice to the Company within a specified period of time in any role in which such person would be in a position to influence the contents of the Company’s consolidated financial statements.
Although not required by the Company’s By-laws or otherwise, the Board of Directors is submitting for shareholder ratification the selection of Deloitte as the Company’s independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL
YEAR ENDING DECEMBER 31, 2026.

48

Proposal No. 3
Advisory Approval of Executive Compensation
As required by Section 14A of the Exchange Act, the Company is asking its shareholders to approve an advisory resolution to approve the compensation of our named executive officers as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as described in this Proxy Statement. We currently conduct an advisory vote on the approval of the compensation of our named executive officers each year, and expect the next such advisory vote will take place at our 2027 annual meeting of shareholders.
This vote is advisory and, therefore, will not be binding on the Company, the Compensation Committee or our Board of Directors, nor will it overrule any prior decision or require the Board or the Compensation Committee to take any action. However, the Compensation Committee and our Board of Directors value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee and our Board of Directors will consider shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

49

Proposal No. 4
Shareholder Proposal Regarding Governance by Majority Voting and Meeting Adjournment
In accordance with SEC rules, we have set forth below a shareholder proposal from Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden has notified us that he is the beneficial owner of 30 shares of the Company’s common stock and that he intends to present the following proposal at the Meeting. The shareholder proposal will be voted upon at the Meeting if properly presented. The text of the shareholder’s resolution and the statement the shareholder furnished to us in support thereof appear below, exactly as submitted. The shareholder proposal includes some assertions the Company believes are incorrect. The Company assumes no responsibility for the content or accuracy of the proposal.
Proposal 4 - Govern by Majority Vote

Shareholders request that the Board of Directors take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws.
This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This proposal includes that Avis Budget shall state in its governing documents that it shall not have any super-majority voting standards, which includes default super-majority voting standards, upon adoption of this proposal.
This unified and comprehensive proposal includes adjourning the CAR annual meeting, if CAR fails to obtain the required 80% vote on the day of the annual meeting, for up to 2-weeks to seek more votes with the objective of reaching the 80% shareholder approval requirement for this proposal. In 2025 CAR demonstrated that without adjourning the CAR annual meeting CAR is unable to obtain the 80% approval vote from all shares outstanding that is required.
This unified and comprehensive proposal is similar to a unified and comprehensive proposal that was submitted to Netflix and received 83% shareholder support.
This proposal does not preclude CAR from using other methods to increase shareholder voting until the 80% shareholder approval is obtained.
If CAR had followed the adjournment part of this 2026 proposal at its 2025 annual meeting CAR would now be governed by a majority vote standard. The 2025 majority vote proposal needed an approval vote from 80% of CAR shares outstanding and came so close with more than 76% approval from all shares outstanding. CAR failed to disclose any special effort that it made in 2025 to obtain the few extra votes needed.
Some shareholders may feel that CAR disserves to be condemned for not putting forth an extra effort in 2025 to obtain the needed 80% approval from all CAR shares outstanding. In a whole year CAR typically only puts forth 3 items for shareholder vote. Thus when the 2025 incoming votes for this proposal topic were at the 76% mark CAR should have taken this 76% mark seriously and then make an extra effort to obtain the 80% needed.
Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. The supermajority voting requirements, like those of CAR, have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements can be used to block proposals supported by most shareowners but opposed by management.
Please vote yes:
Govern by Majority Vote - Proposal 4

50

Statement by the Board of Directors on the Shareholder Proposal
Our Board has carefully considered this proposal and, for the reasons set forth below, does not believe that it is in the best interests of the Company and our shareholders.
After receiving a nearly identical shareholder proposal from Mr. Chevedden last year and related discussions with him, we recommended four Company proposals at the Company’s 2025 Annual Meeting that, if approved by the shareholders, would have removed the existing supermajority voting provisions in the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and aligned such provisions with the applicable majority vote standards under default Delaware law. Despite the recommendation of the Board in favor of all four proposals, only one of the proposals passed. The three proposals that did not pass were for amendments to the Charter to:
1.	Revise the supermajority vote requirement to make certain amendments to the Charter;
2.	Revise the supermajority vote requirement to make certain amendments to the By-laws; and
3.
Revise the requirement that certain business combinations and transactions involving interested shareholders be approved by holders of 80% of the outstanding shares of our common stock entitled to vote.

Despite the failure of these three proposals to pass, Mr. Chevedden has submitted a shareholder proposal requesting the Board to recommend these Charter amendments again, and additionally stipulates that the Company must adjourn the Meeting if the Charter amendments again fail to receive the required vote. The Board does not believe that this is the right time to submit these Charter amendments to shareholders again so soon after the shareholders failed to approve such Charter amendments last year. The Company does not believe it is the best use of Company resources given last year’s vote. In addition, the Board strongly believes that the decision whether or not to adjourn a shareholder meeting should not be predetermined. This is a decision that is appropriately made by management and the Board in the exercise of their fiduciary obligations and based on the weighing of many factors that cannot be known in advance. For the foregoing reasons, the Board recommends a vote against Proposal 4.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST”
PROPOSAL 4 – GOVERN BY MAJORITY VOTE

51

Shareholder Proposals for 2027 Annual Meeting
Proposals received from shareholders are given careful consideration by the Company. Shareholder proposals submitted in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the Company’s proxy statement for the 2027 annual meeting of shareholders if they are received by the Company on or before December 3, 2026. Any proposal should be directed to the attention of the Corporate Secretary, Avis Budget Group, Inc., 379 Interpace Parkway, Parsippany, N.J. 07054. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered at the 2027 annual meeting of shareholders, such proposal must be received by the Company not later than the last date for submission of shareholder proposals under the By-laws. In order for a proposal (other than nominations of directors) to be timely under the By-laws, it must be received not less than sixty days (i.e., March 21, 2027) nor more than ninety days (i.e., February 19, 2027) before the anniversary date of the immediately preceding annual meeting of shareholders. In order for a director nomination to be timely under the By-laws, it must be received not less than ninety days (i.e., February 19, 2027) before the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting of shareholders is called for a date that is not within twenty-five days before or after the anniversary date of the immediately preceding annual meeting of shareholders, notice of a shareholder proposal in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting of shareholders was mailed or public disclosure of the date of the annual meeting of shareholders was made, whichever occurs first. Shareholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees submitted under the advance notice requirements of our By-laws must comply with the additional requirements of Rule 14a-19(b) no later than March 21, 2027.
Additional Information
Additional Copies. If you share an address with other shareholders of the Company, you may receive a single copy of the proxy materials (including a copy of the Proxy Statement and the 2025 Annual Report), unless your bank, broker or other intermediary that provides the notification receives contrary instructions from the affected shareholders. This practice, permitted under SEC rules and commonly referred to as “householding,” is designed to provide extra convenience for shareholders and potential cost savings for companies.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker if your shares of Common Stock are held in a brokerage account or the Company if you hold registered shares of Common Stock. We will promptly deliver a separate copy of the proxy materials upon request. You can notify the Company by sending a written request to Avis Budget Group, Inc., 379 Interpace Parkway, Parsippany, N.J. 07054, Attention: Corporate Secretary, or by calling (973) 496-4700 and selecting the “Investor Relations” option. You should also follow these steps to notify your broker or us, as applicable, if you currently receive multiple copies of the proxy materials and wish to instead participate in householding.
Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy materials, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of Common Stock. The Company has hired Innisfree M&A Incorporated to aid in the solicitation of proxies. We estimate that the fee for Innisfree M&A Incorporated will be up to $17,500 plus the reimbursement of reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.
By Order of the Board of Directors

JEAN M. SERA
Corporate Secretary
Dated: April 2, 2026

52

avis budget group

SCAN TO VIEW MATERIALS & VOTE

One vote matters - here's how to vote!
You may vote online or by phone instead of mailing this card.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 19, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 17, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CAR2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 19, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 17, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V93658-P49652 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVIS BUDGET GROUP, INC.

The Board of Directors unanimously recommends a vote "FOR" all nominees listed in Item 1, "FOR" Items 2 and 3 and "AGAINST" Item 4.

Nominees:	For	Against	Abstain
1a. Jagdeep Pahwa	☐	☐	☐
1b. Anu Hariharan	☐	☐	☐
1c. Bernardo Hees	☐	☐	☐
1d. Lynn Krominga	☐	☐	☐
1e. Glenn Lurie	☐	☐	☐
1f. Karthik Sarma	☐	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2026.	☐	☐	☐
3. To vote, on an advisory basis, on the approval of the compensation of our named executive officers.	☐	☐	☐
4. To vote, on an advisory basis, on a shareholder proposal to request that the Board of Directors take each step necessary so that each voting standard in our charter and bylaws that calls for a greater than simple majority vote be replaced by the applicable majority vote standard and to adjourn the applicable shareholder meeting, for up to 2 weeks, if the shareholder vote at such meeting fails to obtain the required 80% vote on the date of such meeting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V93659-P49652

AVIS BUDGET GROUP, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 20, 2026 11:00 AM ET
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian J. Choi, Daniel Cunha and Jean M. Sera, and each of them, with the power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Avis Budget Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on May 20, 2026 or at any postponement(s) or adjournment(s) thereof, with all power which the undersigned would possess if present at the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side